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Exhibit 10.1

CREDIT AGREEMENT
Dated as of November 4, 2004
and
Amended and Restated as of December 20, 2004
among
VENOCO, INC., as Borrower,
and
217 STATE STREET, INC., BMC, LTD. and
WHITTIER PIPELINE CORPORATION, as Guarantors,
and
BANK OF MONTREAL,
as Administrative Agent,
BANK OF MONTREAL
and
THE OTHER FINANCIAL INSTITUTIONS NOW OR HEREAFTER PARTY HERETO,
as Lenders
and
HARRIS NESBITT CORP.,
as Arranger

i

ARTICLE VI REPRESENTATIONS AND WARRANTIES		36
6.1	Organization, Existence and Power	36
6.2	Corporate Authorization; No Contravention	36
6.3	Governmental Authorization	36
6.4	Binding Effect	37
6.5	Litigation	37
6.6	No Default	37
6.7	ERISA Compliance	37
6.8	Margin Regulations	38
6.9	Title to Properties	38
6.10	Oil and Gas Reserves	39
6.11	Initial Reserve Report	39
6.12	Gas Imbalances	39
6.13	Taxes	39
6.14	Financial Statements and Condition	40
6.15	Environmental Matters	40
6.16	Regulated Entities	40
6.17	No Burdensome Restrictions	40
6.18	Copyrights, Patents, Trademarks and Licenses, etc	40
6.19	Subsidiaries	40
6.20	Insurance	41
6.21	Full Disclosure	41
6.22	Solvency	41
6.23	Labor Matters	41
6.24	Downstream Contracts	41
6.25	Derivative Contracts	41
ARTICLE VII AFFIRMATIVE COVENANTS		41
7.1	Financial Statements	41
7.2	Certificates; Other Production and Reserve Information	42
7.3	Notices	43
7.4	Preservation of Company Existence, Etc	43
7.5	Maintenance of Property	44
7.6	Insurance	44
7.7	Payment of Obligations	44
7.8	Compliance with Laws	44
7.9	Compliance with ERISA	44
7.10	Inspection of Property and Books and Records	44
7.11	Environmental Laws	44
7.12	New Subsidiary Guarantors	45
7.13	Use of Proceeds	45
7.14	Further Assurances	45
7.15	Hedging Program	45

ARTICLE VIII NEGATIVE COVENANTS		46
8.1	Limitation on Liens	46
8.2	Disposition of Assets	47
8.3	Consolidations and Mergers	47
8.4	Loans and Investments	49
8.5	Limitation on Indebtedness	49
8.6	Transactions with Affiliates	50
8.7	Margin Stock	50
8.8	Contingent Obligations	50
8.9	Restricted Payments	51
8.10	Derivative Contracts	51
8.11	Sale Leasebacks	52
8.12	Consolidated Leverage Ratio	52
8.13	Current Ratio	52
8.14	Change in Business	52
8.15	Accounting Changes	52
8.16	Certain Contracts; Amendments; Multiemployer ERISA Plans	52
8.17	Senior Notes	53
8.18	Forward Sales, Production Payments, Etc	53
ARTICLE IX EVENTS OF DEFAULT		53
9.1	Event of Default	53
9.2	Remedies	56
9.3	Rights Not Exclusive	56
ARTICLE X THE ADMINISTRATIVE AGENT		56
10.1	Appointment and Authorization; Limitation of Agency	56
10.2	Delegation of Duties	57
10.3	Liability of Administrative Agent	57
10.4	Reliance by Administrative Agent	57
10.5	Notice of Default	57
10.6	Credit Decision	59
10.7	Indemnification	59
10.8	Administrative Agent in Individual Capacity	59
10.9	Successor Administrative Agent	60
10.10	Withholding Tax	60

ARTICLE XI MISCELLANEOUS		61
11.1	Amendments and Waivers	61
11.2	Notices	62
11.3	No Waiver; Cumulative Remedies	62
11.4	Costs and Expenses	63
11.5	Indemnity	63
11.6	Payments Set Aside	63
11.7	Successors and Assigns	64
11.8	Assignments, Participations, etc	64
11.9	Interest	66
11.10	Indemnity and Subrogation	67
11.11	Automatic Debits of Fees	67
11.12	Notification of Addresses, Lending Offices, Etc	67
11.13	Counterparts	68
11.14	Severability	68
11.15	No Third Parties Benefited	68
11.16	Governing Law, Jurisdiction	68
11.17	Entire Agreement	69
11.18	NO ORAL AGREEMENTS	69
11.19	Restatement	69
11.20	WAIVER OF JURY TRIAL, PUNITIVE DAMAGES, ETC	69
SCHEDULES
Schedule 1.1	Commitments and Pro Rata Shares
Schedule 4.1	Security Documents
Schedule 6.5	Litigation
Schedule 6.7	ERISA Compliance
Schedule 6.14(a)	Material Indebtedness
Schedule 6.14(d)	Financial Statements and Conditions
Schedule 6.15	Environmental Matters
Schedule 6.19	Subsidiaries and Minority Interests
Schedule 6.24	Marketing Arrangements with Affiliates
Schedule 6.25	Existing Derivative Contracts
Schedule 8.1	Permitted Liens
EXHIBITS
Exhibit A	Form of Notice of Borrowing
Exhibit B	Form of Notice of Conversion/Continuation
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Security Agreement
Exhibit E	Form of Assignment and Acceptance
Exhibit F	Form of Revolving Credit Note
Exhibit G	Form of Amended and Restated Guaranty Agreement

CREDIT AGREEMENT

        This CREDIT AGREEMENT is entered into this 20th day of December, 2004, among VENOCO, INC., a Delaware corporation (the "Company"), 217 STATE STREET, INC., a California corporation ("217 State Street"), BMC, LTD., a California limited partnership ("BMC") and WHITTIER PIPELINE CORPORATION, a Delaware corporation ("Whittier," and together with 217 State Street and BMC herein collectively "Guarantor"), each of the financial institutions which is or which may from time to time become a signatory hereto (individually, a "Lender" and collectively, the "Lenders"); and BANK OF MONTREAL, a Canadian chartered bank acting through certain of its United States branches and agencies, including its Chicago, Illinois branch, as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the "Administrative Agent").

RECITALS

        WHEREAS, the Company, the Guarantors and Bank of Montreal, as the original Lender and Administrative Agent entered into a Credit Agreement dated November 4, 2004, as amended by Amendment to Credit Agreement and Consent dated December 3, 2004 (the "Amendment and Consent") (as so amended, the "Original Credit Agreement");

        WHEREAS, substantially contemporaneously with the Effective Time, and as permitted by the Amendment and Consent, the Company proposes to issue and sell in a private transaction that is not subject to the registration requirements of the Securities Act of 1933 (the "Senior Notes Offering") its 8.75% Senior Unsecured Notes due 2011, in an aggregate principal amount of $150,000,000 (the "Senior Notes") under an indenture among the Company, the Guarantors and U.S. Bank National Association, as trustee (the "Senior Notes Indenture"), the proceeds of which offering, as contemplated by the Amendment and Consent, will be used to prepay all Term Loans (as defined in the Original Credit Agreement) outstanding under the Original Credit Agreement and to prepay all Revolving Credit Loans (as defined in the Original Credit Agreement) outstanding under the Original Credit Agreement; and

        WHEREAS, to accommodate the Senior Notes Offering, and for the other purposes herein expressed, the parties hereto wish to amend and restate the Original Credit Agreement as herein provided;

        NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree that the Original Credit Agreement shall be and hereby is amended and restated in its entirety as follows:

ARTICLE I
DEFINITIONS

        1.1   Certain Defined Terms. The following terms have the following meanings:

        "217 State Street" has the meaning specified in the introductory clause hereto.

        "Acquisition" means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock of a corporation (or similar entity), which stock has ordinary voting power for the election of the members of such entity's board of directors or persons exercising similar functions (other than stock having such power only by reason of the happening of a contingency), or the acquisition of in excess of 50% of the partnership interests or equity of any Person not a corporation which acquisition gives the acquiring Person the power to direct or cause the direction of the management and policies of such Person, or

(c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the Company or a Subsidiary of the Company is the surviving entity.

        "Adjusted Base Rate" shall mean, for any day and any Base Rate Loan, an interest rate per annum equal to the greater of (a) the Federal Funds Rate for such day plus one-half of one percent (0.5%) and (b) the Base Rate for such day; such rate to be computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day) during the period for which payable, but in no event shall such rate at any time exceed the maximum rate of interest permitted by applicable law.

        "Administrative Agent" has the meaning specified in the introductory clause hereto.

        "Administrative Agent-Related Persons" means Administrative Agent, its Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of the Administrative Agent and its Affiliates.

        "Affected Lender" has the meaning specified in Section 3.7.

        "Affiliate" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract, or otherwise.

        "Agent's Payment Office" means the address set forth on the signature pages hereto in relation to the Administrative Agent, or such other address as the Administrative Agent may from time to time specify.

        "Agreement" means this Credit Agreement.

        "Amendment and Consent" has the meaning specified in the recitals hereto.

        "Applicable Margin" means, with respect to Base Rate Loans and LIBO Rate Loans on any day, an amount equal to the percentage for such day under the Pricing Grid for such type of Loan; provided, however, during the period of any Deficiency, the Applicable Margin shall be 150.0 bps for Base Rate Loans and 300.0 bps for LIBO Rate Loans, and the Letter of Credit Rate set forth in the Pricing Grid shall be 300.0 bps.

        "Assignee" has the meaning specified in Section 11.8(a).

        "Assignment and Acceptance" has the meaning specified in Section 11.8(a).

        "Attorney Costs" means and includes all reasonable fees and disbursements of any law firm or other external counsel, the allocated cost of reasonable internal legal services and all disbursements of internal counsel.

        "Audited Financial Statements" means the Company's consolidated financial statements for the years ended December 31, 2003 and 2002 and for the nine-month periods ended September 30, 2004 and 2003, and in each case together with the unqualified independent auditors' report and opinion of Deloitte & Touche LLP thereon.

        "Available Borrowing Base" means, at the particular time in question, the Borrowing Base then in effect minus the applicable Effective Amount at such time.

        "Bankruptcy Code" means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.).

        "Base Rate" means, for any day, the rate of interest in effect for such day as publicly announced from time to time by Administrative Agent at its Chicago, Illinois office as its "base rate" for Dollar loans made in the United States. (The "base rate" is a rate set by Administrative Agent based upon various factors including costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.) Any change in the base rate announced by Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

        "Base Rate Loan" means a Revolving Credit Loan that bears interest based at the Adjusted Base Rate, plus the Applicable Margin.

        "Big Mineral Creek Disposition" means any Disposition for fair consideration consummated prior to February 28, 2005 of the Company's Big Mineral Creek Oil and Gas Properties covering lands located in Grayson County, Texas.

        "BMC" means BMC, Ltd., a California limited partnership comprised of the Company, as General Partner, and Whittier, as Limited Partner.

        "Borrowing" means a borrowing hereunder consisting of Revolving Credit Loans of the same Interest Rate Type made to the Company on the same day by the Lenders under Article II, and, other than in the case of Base Rate Loans, having the same Interest Period.

        "Borrowing Base" means at the particular time in question, the amount provided for in Section 2.6.

        "Borrowing Base Period" means the period from the Effective Time until May 1, 2005 and each six-month period commencing May 1, 2005 and each subsequent November 1 and May 1 thereafter.

        "Borrowing Date" means any date on which a Borrowing occurs under Section 2.2 or an Issuance of a Letter of Credit occurs under Section 2.13.

        "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in Chicago, Illinois are authorized or required by law to close and, if the applicable Business Day relates to any LIBO Rate Loan, means such a day on which dealings are carried on in the applicable offshore dollar interbank market.

        "Capital Adequacy Regulation" means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

        "Capital Lease" means, when used with respect to any Person, any lease in respect of which the obligations of such Person constitute Capitalized Lease Obligations.

        "Capitalized Lease Obligations" means, when used with respect to any Person, without duplication, all obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) Property, or a combination thereof, which obligations shall have been or should be, in accordance with GAAP, capitalized on the books of such Person.

        "Cash Dividends" means with respect to the Company, at any time, the distribution of earnings in Dollars to shareholders of the Company, determined in conformity with GAAP.

        "Cash Equivalents" means: (a) securities issued or fully guaranteed or insured by the United States Government or any agency thereof and backed by the full faith and credit of the United States having maturities of not more than twelve (12) months from the date of acquisition; (b) certificates of deposit, time deposits, Eurodollar time deposits, or bankers' acceptances having in each case a tenor of not more than twelve (12) months from the date of acquisition issued by and demand deposits with any U.S. commercial bank or any branch or agency of a non-U.S. commercial bank licensed to conduct business in the U.S. having combined capital and surplus of not less than Five Hundred Million Dollars ($500,000,000) whose long term securities are rated at least A (or then equivalent grade) by S&P and A2 (or then equivalent grade) by Moody's at the time of acquisition; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody's at the time of acquisition, and in either case having a tenor of not more than twelve (12) months; (d) repurchase agreements with a term of not more than seven days for underlying securities of the types described in clauses (a) and (b) above; and (e) money market mutual or similar funds having assets in excess of $100,000,000.

        "Change of Control" means (a) a purchase or acquisition, directly or indirectly, by any "person" or "group" within the meaning of Section 13(d)(3) and 14(d)(2) of the Exchange Act (a "Group"), other than a Permitted Holder, of "beneficial ownership" (as such term is defined in Rule 13d-3 under the Exchange Act) of securities of the Company which, together with any securities owned beneficially by any "affiliates" or "associates" of such Group (as such terms are defined in Rule 12b-2 under the Exchange Act), shall represent more than fifty percent (50%) of the combined voting power of the Company's securities which are entitled to vote generally in the election of directors and which are outstanding on the date immediately prior to the date of such purchase or acquisition; (b) a sale of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any Person or Group; (c) the liquidation or dissolution of the Company; or (d) the first day on which a majority of the Board of Directors of the Company are not Continuing Directors (as herein defined). As herein defined, "Continuing Directors" means any member of the Board of Directors of the Company who (x) is a member of such Board of Directors as of the date of this Agreement or (y) was nominated for election or elected to such Board of Directors with the affirmative vote of two-thirds of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

        "Code" means the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder.

        "Collateral" means all Property which is subject to a Lien in favor of Administrative Agent or which under the terms of any Security Document is purported to be subject to such Lien.

        "Commitment" means as to each Lender such Lender's obligation to make or continue Revolving Credit Loans and to incur or participate in the LC Obligation in an aggregate principal amount at any one time outstanding up to but not exceeding the lesser of (a) the Borrowing Base multiplied by such Lender's Pro Rata Share and (b) the amount set forth opposite the name of such Lender on Schedule 1.1 hereto under the heading "Maximum Loan Amount", or if such Lender is a party to an Assignment and Acceptance, the amount set forth on the most recent Assignment and Acceptance of such Lender, as that amount may be reduced or terminated pursuant to this Agreement.

        "Commitment Fee" means the fee payable pursuant to Section 2.8(a).

        "Compliance Certificate" means a certificate substantially in the form of Exhibit "C".

        "Consolidated EBITDA" means with respect to the Company and its Subsidiaries on a consolidated basis for any fiscal period, without duplication, (a) Consolidated Net Income plus (b) depreciation, depletion, amortization and other non-cash items reducing Consolidated Net Income plus (c) Consolidated Interest Expense plus (d) income tax expense, all determined in accordance with GAAP.

        "Consolidated Interest Expense" means, with respect to the Company and its Subsidiaries, for any fiscal period, the aggregate amount of all costs, fees and expenses paid by the Company and its Subsidiaries in such fiscal period which are classified as interest expense on the consolidated financial statements of the Company and its Subsidiaries, all as determined in conformity with GAAP, but excluding interest expense associated with Indebtedness of the Real Estate Subsidiary permitted under Section 8.5(e).

        "Consolidated Leverage Ratio" means as at the last day of any period of four consecutive fiscal quarters of the Company, commencing with the fiscal quarter ended December 31, 2004 as the last quarter in the initial period of four consecutive fiscal quarters contemplated hereby, the ratio of (a) total principal Indebtedness for borrowed money (howsoever defined) of the Company and its consolidated Subsidiaries on such day, but excluding Indebtedness of the Real Estate Subsidiary permitted under Section 8.5(e), to (b) Consolidated EBITDA for such period.

        "Consolidated Liabilities" means, when used with respect to the Company and its Subsidiaries, all items which should be classified as liabilities on the consolidated financial statements of the Company and its Subsidiaries, all determined in conformity with GAAP.

        "Consolidated Net Income" means, for any fiscal period, the net income (or net loss) of the Company and its Subsidiaries for such period determined in accordance with GAAP, but excluding the effects of the application of FAS 133 and 143 and any expensing of capitalized costs required by Rule 4-10 of Regulation S-X promulgated by the SEC as applied to reporting entities employing the full cost method.

        "Contingent Obligation" means, as to any Person without duplication, any direct or indirect liability of that Person with or without recourse, (a) with respect to any Indebtedness, dividend, letter of credit or other similar obligation (the "primary obligations") of another Person (the "primary obligor"), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a "Guaranty Obligation"); (b) with respect to any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; (c) to purchase any materials, supplies or other Property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other Property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other Property is ever made or tendered, or such services are ever performed or tendered, or (d) in respect of any Derivative Contract. The amount of any Contingent Obligation shall, in the case of Guaranty Obligations, be deemed equal to the lesser of (i) the stated maximum amount, if any, of such Contingent Obligation and (ii) the maximum stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof, and in the case of other Contingent Obligations, shall be equal to the lesser of (i) the stated maximum amount, if any, of such Contingent Obligation and (ii) the maximum reasonably anticipated liability in respect thereof.

        "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its Property is bound.

        "Conversion/Continuation Date" means any date on which, under Section 2.3, the Company (a) converts Revolving Credit Loans of one Interest Rate Type to another Interest Rate Type, or (b) continues as Revolving Credit Loans of the same Interest Rate Type, but with a new Interest Period, Revolving Credit Loans having Interest Periods expiring on such date.

        "Credit Extension" means and includes the making of any Revolving Credit Loan and the Issuance of any Letter of Credit hereunder.

        "Current Assets" means, for any Person, all assets of such Person that, in accordance with GAAP, would be included as current assets on a balance sheet as of a date of calculation; provided, however, an amount equal to the Available Borrowing Base shall be included as current assets.

        "Current Liabilities" means, for any Person, all liabilities of such Person that, in accordance with GAAP, would be included as current liabilities on a balance sheet as of the date of calculation; provided, however, the current portion of the Revolving Credit Loans which are not past due may be treated as an allowable deduction from Current Liabilities.

        "Deficiency" has the meaning set forth in Section 2.6(f).

        "Default" means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

        "Default Rate" has the meaning set forth in Subsection 2.7(b)(iii).

        "Derivative Contract" means all futures contracts, forward contracts, swap, cap or collar contracts, option contracts, hedging contracts or other derivative contracts or similar agreements covering oil and gas commodities or prices or financial, monetary or interest rate instruments.

        "Disposition" has the meaning set forth in Section 8.2.

        "Dollars", "dollars" and "$" each mean lawful money of the United States.

        "Effective Amount" means on any date, the aggregate outstanding principal amount of all Revolving Credit Loans after giving effect to any prepayments or repayments of such Revolving Credit Loans occurring on such date plus the LC Obligation.

        "Effective Time" means the time as of which all conditions precedent set forth in Section 5.1 are satisfied or waived by all Lenders.

        "Eligible Assignee" means (i) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000; (ii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000, provided that such bank is acting through a branch or agency located in the United States; (iii) a financial institution with a net worth in excess of $100,000,000; and (iv) a Person with a combined capital and surplus of at least $100,000,000 that is primarily engaged in the business of commercial banking and that is (A) a Subsidiary of a Lender, (B) a Subsidiary of a Person of which a Lender is a Subsidiary, or (C) a Person of which a Lender is a Subsidiary.

        "Ellwood" means Ellwood Pipeline Inc., a California corporation and a wholly owned Subsidiary of the Company.

        "Environmental Claims" means all material claims by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

        "Environmental Laws" means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, and safety matters.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and regulations promulgated thereunder.

        "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

        "ERISA Event" means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate (other than pursuant to Section 4041(b) of ERISA), the treatment of a Plan amendment as a termination under Section 4041(c) or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

        "Eurodollar Reserve Percentage" has the meaning specified in the definition of "LIBO Rate".

        "Event of Default" means any of the events or circumstances specified in Section 9.1.

        "Exchange Act" means the Securities and Exchange Act of 1934.

        "Existing Derivative Contracts" means the contracts listed on Schedule 6.25 hereto.

        "FAS 133" means Financial Accounting Statement 133 promulgated by the Financial Accounting Standards Board.

        "FAS 143" means Financial Accounting Statement 143 promulgated by the Financial Accounting Standards Board.

        "FDIC" means the Federal Deposit Insurance Corporation, and any Governmental Authority succeeding to any of its principal functions.

        "Federal Funds Rate" means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, "H.15(519)") on the preceding Business Day opposite the caption "Federal Funds (Effective)"; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Administrative Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York, New York time) on that day by each of three leading brokers of Federal funds transactions in New York, New York selected by the Administrative Agent.

        "Fiscal Quarter" means the three-month period coinciding with the fiscal quarters adopted by the Company for financial reporting purposes.

        "FRB" means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

        "GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

        "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

        "Guarantor" means each of BMC, Whittier and 217 State Street, and any new Subsidiary of the Company which is required to execute a Guaranty under Section 7.12.

        "Guaranty" means the Amended and Restated Guaranty Agreement, substantially in the form of Exhibit "G" hereto executed by each Guarantor in favor of the Administrative Agent and the Lenders, as same may be amended, supplemented or otherwise modified from time to time.

        "Guaranty Obligation" has the meaning specified in the definition of "Contingent Obligation."

        "Highest Lawful Rate" means, as of a particular date, the maximum nonusurious interest rate that under applicable federal and Texas law may then be contracted for, charged or received by the Lenders in connection with the Obligations.

        "Hydrocarbon Interests" means leasehold and other interests in or under oil, gas and other liquid or gaseous hydrocarbon leases with respect to Oil and Gas Properties wherever located, mineral fee interests, overriding royalty and royalty interests, net profit interests, production payment interests relating to oil, gas or other liquid or gaseous hydrocarbons wherever located including any reserved or residual interest of whatever nature.

        "Indebtedness" of any Person means, without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of Property or services (other than trade payables entered into in the ordinary course of business on ordinary terms and not past due for more than 90 days after the due date thereof, other than those trade payables disputed in good faith); (c) all non-contingent reimbursement or payment obligations with respect to Surety Instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of Property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to Property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such Property) including, without limitation, production payments, net profit interests and other Hydrocarbon Interests subject to repayment out of future Oil and Gas production; (f) all obligations with respect to Capital Leases; (g) all net obligations with respect to Derivative Contracts; (h) all gas imbalances or obligations under take-or-pay or prepayment contracts with respect to any of the Oil and Gas Properties which would require the Company or any of its Subsidiaries to deliver Oil and Gas from any of the Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor; (i) all indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (j) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above.

        "Indemnified Liabilities" has the meaning specified in Section 11.5.

        "Indemnified Person" has the meaning specified in Section 11.5.

        "Independent Auditor" has the meaning specified in Section 7.1(a).

        "Independent Engineer" has the meaning specified in Section 7.2(c).

        "Initial Borrowing Base" has the meaning specified in Section 2.6(a)(i).

        "Initial Reserve Report" has the meaning specified in Section 6.11.

        "Insolvency Proceeding" means (a) any case, action or proceeding relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

        "Interest Payment Date" (a) as to any Base Rate Loan, means December 1, 2004 and the first day of each month thereafter prior to the Termination Date and each date on which such a Base Rate Loan is converted into another Interest Rate Type of Revolving Credit Loan, and (b) as to any LIBO Rate Loan, the last day of the Interest Period applicable to such Loan; provided, however, that if any Interest Period for an LIBO Rate Loan exceeds three months, the date that falls three months after the beginning of such Interest Period is also an Interest Payment Date.

        "Interest Period" means, as to any LIBO Rate Loan, the period commencing on the Borrowing Date of such Loan or on the Conversion/Continuation Date on which such Loan is converted into or continued as LIBO Rate Loan, and ending on the date one week, or one, two, three or six months thereafter (or such greater number of months as may be requested by the Company and determined to be available by the Administrative Agent) as selected by the Company in its Notice of Borrowing or Notice of Conversion/Continuation; provided, however, that: (a) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless, in the case of an LIBO Rate Loan, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day; (b) any Interest Period pertaining to an LIBO Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and (c) no Interest Period for any Revolving Credit Loan shall extend beyond the Termination Date.

        "Interest Rate Type" means, with respect to any Revolving Credit Loan, the interest rate, being either the Base Rate or the LIBO Rate forming the basis upon which interest is charged against such Loan hereunder.

        "IRS" means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

        "Issue" means with respect to any Letter of Credit, to issue or extend the expiry of, or to renew or increase the amount of, such Letter of Credit; and the terms "Issued," "Issuing" and "Issuance" have corresponding meanings.

        "Issuing Lender" means any Affiliate, unit or agency of Bank of Montreal.

        "LC Application" means an application or agreement for a standby Letter of Credit in the Issuing Lender's current form with appropriate insertions duly executed by the Company pursuant to Section 2.13(a).

        "LC Collateral" means any amounts, plus interest accrued thereon, held by the Administrative Agent as security for the LC Obligation.

        "LC Obligation" means, at the time in question, the sum of the Matured LC Obligation plus the aggregate amount outstanding under all Letters of Credit then outstanding.

        "LC Related Document" means the Letters of Credit, LC Applications and any other document relating to any Letter of Credit including any of the Issuing Lender's standard form documents for letter of credit issuances.

        "Lenders" has the meaning specified in the introductory clause hereto.

        "Lending Office" means, as to any Lender, the office or offices of such Lender specified as its "Lending Office" or "Domestic Lending Office" or "Offshore Lending Office," as the case may be, on the signature pages hereof, or such other office or offices as such Lender may from time to time notify the Company and the Administrative Agent.

        "Letter of Credit" means any stand-by letter of credit issued by the Issuing Lender pursuant to this Agreement and upon an LC Application.

        "LIBO Rate" means, for any Interest Period, with respect to LIBO Rate Loans comprising part of the same Borrowing, the rate of interest per annum (rounded upward to the next 1/16th of 1%) determined by the Administrative Agent as follows:

LIBO Rate =	LIBOR 1.00—Eurodollar Reserve Percentage
Where,
"Eurodollar Reserve Percentage" means for any day for any Interest Period the maximum reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day (whether or not applicable to any Lender) under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities"); and

        "LIBOR" means relative to any Interest Period for LIBO Rate Loans:

          (a)   the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page, currently page 3750, of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

          (b)   if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

          (c)   if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBO Rate Loan being made, continued or converted by Bank of Montreal and with a term equivalent to such Interest Period would be offered by Bank of Montreal's London Branch to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two Business Days prior to the first day of such Interest Period.

The LIBO Rate shall be adjusted automatically as to all LIBO Rate Loans then outstanding as of the effective date of any change in the Eurodollar Reserve Percentage.

        "LIBO Rate Loan" means a Revolving Credit Loan that bears interest based on the LIBO Rate plus the Applicable Margin.

        "Lien" means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any Property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement and the interest of a lessor under a Capital Lease), any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the Uniform Commercial Code or any comparable law and any contingent or other agreement to provide any of the foregoing, but not including (a) the interest of a lessor under a lease on Oil and Gas Properties or (b) the interest of a lessor under an Operating Lease.

        "Loan Documents" means this Agreement, the Revolving Credit Notes, each Guaranty, the Security Documents, Derivative Contracts between the Company and with any Lender, or its Affiliate as a counterparty thereto, each LC Application, each Letter of Credit, the provisions of the commitment letter dated October 25, 2004 among Harris Nesbitt Corp., Bank of Montreal and Venoco, Inc. insofar as related to the proposed syndication of the credit facilities provided for herein, the fee letter agreement, as amended, referred to in Section 2.8(c) and all other documents delivered to the Administrative Agent or any Lender in connection herewith.

        "Margin Stock" means "margin stock" as such term is defined in Regulation T, U or X of the FRB.

        "Marquez Energy" means Marquez Energy, LLC, a Colorado limited liability company of which the sole members are Timothy Marquez, David Christofferson, Terry Sherban and Kevin Morrato.

        "Marquez Energy Acquisition" means the proposed purchase by the Company of all of the outstanding equity interests in Marquez Energy pursuant to the Marquez Energy Purchase Agreement for an aggregate cash purchase price not to exceed $25,000,000.

        "Marquez Energy Deposit" means the $2,000,000 deposit described in Section 2 of the Marquez Energy Purchase Agreement, which was paid by the Company to the Sellers thereunder upon execution of the Marquez Energy Purchase Agreement.

        "Marquez Energy Purchase Agreement" means the Agreement for Purchase and Sale of Limited Liability Company and Membership Interests Therein dated effective as of December 3, 2004 by and among Marquez Energy, Timothy Marquez, David Christofferson, Terry Sherban and Kevin Morrato, collectively as Sellers, and the Company, as Buyer.

        "Master Lease" means the lease dated December 8, 2004 by and between the Real Estate Subsidiary, as lessor, and the Company as lessee, and as in effect at the Effective Time.

        "Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties or financial condition of the Company and its Subsidiaries, taken as a whole; (b) a material impairment of the ability of the Company or any Subsidiary to perform under any material Loan Document and to avoid any Default; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Company or any Subsidiary of any material Loan Document.

        "Matured LC Obligation" means the aggregate amount of payments theretofore made by the Issuing Lender in respect of Letters of Credit and not theretofore reimbursed by the Company to the Issuing Lender or deemed Revolving Credit Loans pursuant to Section 2.13(d).

        "Maximum Loan Amount" means an aggregate amount of $100,000,000. Each Lender's Maximum Loan Amount is set forth on Schedule 1.1 hereto under the heading "Maximum Loan Amount", or if such Lender is a party to an Assignment and Acceptance, the amount set forth on the most recent Assignment and Acceptance of such Lender, as that amount may be reduced or terminated pursuant to this Agreement.

        "Minority Stock Transaction" means (i) a merger of Newco with and into the Company under Section 253 of the Delaware General Corporation Law pursuant to resolutions of Newco's board of directors, a certificate of merger and other documentation in form reasonably satisfactory to the Administrative Agent, which shall provide for the exchange, surrender and cancellation of all shares of the Company's capital stock and options to purchase any such shares not, as of the effective time of such merger, owned by Newco; provided, however, the Company shall be the surviving corporation in such merger; (ii) a tender offer for any or all such shares; or (iii) another transaction or series of transactions resulting in the cash-out of any and all such holders of such shares, or any combination of the foregoing, in any case for cash consideration not to exceed $5,500,000 in the aggregate.

        "Moody's" means Moody's Investors Service, Inc.

        "Mortgages" means the Mortgages, Deeds of Trust, Security Agreements, Assignments of Production and Financing Statements from the Company and BMC in favor of the Administrative Agent, for the benefit of Lenders covering the Company's and its Subsidiaries' Oil and Gas Properties and all supplements, assignments, assumptions, amendments and restatements thereto (or any agreement in substitution therefor) which are executed and delivered to the Administrative Agent for benefit of the Lenders pursuant to Section IV of this Agreement.

        "Mortgaged Properties" means such Oil and Gas Properties upon which the Company and its Subsidiaries have granted the Administrative Agent for the benefit of the Lenders a valid, first Lien pursuant to the Mortgages, subject to Permitted Liens.

        "Multiemployer Plan" means a "multiemployer plan", within the meaning of Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

        "Net Proceeds of Production" means the amounts attributable to the Company's and its Subsidiaries' interest in the proceeds received from the sale of Oil and Gas produced from Mortgaged Properties after deduction of (a) royalties existing as of the effective date on which the Company or its Subsidiaries first mortgaged its interests in such Mortgaged Properties in favor of the Lenders or their predecessors; (b) third party pipeline and transportation charges; (c) production, ad valorem and severance taxes chargeable against such production; (d) marketing costs; (e) overriding royalties existing as of the effective date on which the Company or its Subsidiaries first mortgaged its interests in such Mortgaged Properties in favor of the Lenders or their predecessors; (f) other interests in and measured by production burdening the Mortgaged Properties existing as of the effective date on which the Company or its Subsidiaries first mortgaged its interests in such Mortgaged Properties in favor of the Lenders or their predecessors; and (g) the current portion of direct operating or production costs which is allocable to such interest in such Mortgaged Properties.

        "Newco" means a corporation wholly owned by stockholders of the Company which, as of the Effective Time, are Permitted Holders, and to which corporation such holders shall have made a Disposition of all of their respective shares of outstanding capital stock of the Company, and which shall have no assets (other than the capital stock in the Company held by it) or liabilities (other than its obligations under any instruments contemplated by any actions described in the definition of "Minority Stock Transaction" to which Newco is a party).

        "Notice of Borrowing" means a notice in substantially the form of Exhibit "A".

        "Notice of Conversion/Continuation" means a notice in substantially the form of Exhibit "B".

        "Obligations" means all advances, debts, liabilities, obligations, covenants and duties arising under any Loan Document owing by the Company to any Lender, the Administrative Agent, or any Indemnified Person, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising.

        "Oil and Gas" means petroleum, natural gas and other related hydrocarbons or minerals or any of them and all other substances produced or extracted in association therewith.

        "Oil and Gas Liens" means (a) Liens arising under oil and gas leases, overriding royalty agreements, net profits agreements, royalty trust agreements, farm-out agreements, division orders,

contracts for the sale, purchase, exchange, transportation, gathering or processing of oil, gas or other hydrocarbons, unitizations and pooling designations, declarations, orders and agreements, development agreements, operating agreements, production sales contracts, area of mutual interest agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, and other agreements that are customary in the oil and gas business and are entered into by the Company in the ordinary course of business; provided, however, in all instances that such Liens are limited to the assets that are the subject of the relevant agreement; and (b) Liens on pipelines or pipeline facilities that arise by operation of law.

        "Oil and Gas Properties" means Hydrocarbon Interests now owned by the Company and its Subsidiaries and contracts executed in connection therewith and all tenements, hereditaments, appurtenances, and properties belonging, affixed or incidental to such Hydrocarbon Interests, including, without limitation, any and all Property, now owned by the Company and its Subsidiaries and situated upon or to be situated upon, and used, built for use, or useful in connection with the operating, working or developing of such Hydrocarbon Interests, including, without limitation, any and all petroleum and/or natural gas wells, buildings, structures, field separators, liquid extractors, plant compressors, pumps, pumping units, field gathering systems, tank and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, apparatus, equipment, appliances, tools, implements, cables, wires, towers, taping, tubing and rods, surface leases, rights of way, easements and servitudes, and all additions, substitutions, replacements for, fixtures and attachments to any and all of the foregoing owned directly or indirectly by the Company and its Subsidiaries.

        "Operating Agreements" mean those agreements now or hereafter executed in connection with the operation of the Oil and Gas Properties.

        "Operating Lease" means an operating lease determined in accordance with GAAP.

        "Organization Documents" means, for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation and for any limited liability company means the limited liability company agreement, initial resolution of members and all other documents filings and instruments necessary to create and constitute such company, or for any limited partnership means the original agreement of limited partnership as same has been amended from time to time.

        "Original Credit Agreement" has the meaning specified in the recitals hereto.

        "Originating Lender" has the meaning specified in Section 11.8(d).

        "Other Taxes" means any present or future stamp or documentary taxes or any other excise or Property Taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Documents.

        "Participant" has the meaning specified in Section 11.8(d).

        "PBGC" means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

        "Pension Plan" means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, other than a Multiemployer Plan, which the Company or any of its Subsidiaries sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years.

        "Permitted Holder" means Timothy M. Marquez and Bernadette B. Marquez, individually or as Trustees of the Marquez Trust dated February 26, 2002 (a trust of which Timothy M. Marquez and Bernadette B. Marquez have sole discretionary authority), and any entity of which any such Person owns, directly or indirectly, and exercises voting power with respect to, 80% or more of the capital stock, partnership or membership interests or other ownership interests entitled (without regard to the occurrence of any contingency, to vote in the election of (a) the board of directors of such entity, if such entity is a corporation, (b) the board of directors of its general partner, if such entity is a limited partnership or (c) the board or committee of such entity serving a function comparable to that to the board of directors of a corporation, if such entity is neither a corporation nor limited partnership.

        "Permitted Liens" has the meaning specified in Section 8.1.

        "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

        "Plan" means an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to ERISA, other than a Multiemployer Plan.

        "Preliminary Offering Memorandum" means the Company's preliminary offering memorandum with respect to the Senior Notes Offering dated December 3, 2004.

        "Pricing Grid" means the annualized rates (stated in terms of basis points ("bps")) set forth below which shall be computed as of each day during the term hereof for the Applicable Margin and Commitment Fee based upon the ratio of the Effective Amount to the Borrowing Base on such day as follows:

		Applicable Margin
Pricing Level	Effective Amount/ Borrowing Base	Base Rate Loan (bps)	LIBO Rate Loan/Letter of Credit Rate (bps)	Commitment Fee (bps)
Level IV	90% or more	100.0	250.0	50.0
Level III	60% or more but less than 90%	75.0	225.0	50.0
Level II	30% or more but less than 60%	50.0	200.0	50.0
Level I	less than 30%	25.0	175.0	50.0

        "Principal Business" means the business of the exploration for, and development, acquisition, production, and upstream marketing and transportation of Oil and Gas.

        "Pro Rata Share" means, as to any Lender at any time, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of such Lender's Maximum Loan Amount as set forth on Schedule 1.1 hereto divided by the combined Maximum Loan Amounts of all Lenders.

        "Production Sales Contracts" mean those agreements now or hereafter executed in connection with the sale of Oil and Gas attributable to the Oil and Gas Properties.

        "Property" means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

        "Quarterly Status Report" means a status report prepared quarterly by the Company in form, scope and content acceptable to the Administrative Agent for such quarter then ended (a) detailing production from the Mortgaged Properties, the volumes of Oil and Gas produced and saved, the volumes of Oil and Gas sold, gross revenue, net income, related leasehold operating expenses, severance taxes, other taxes, capital costs and any production imbalances incurred during such period, (b) describing the Company's position regarding its Derivative Contracts including, as of the last Business Day of such quarter, a summary of its hedging positions under its Derivative Contracts, including the type, term, price, effective date and notional principal amount or volumes (in total and as a percentage of the Company's total anticipated production), "mark to market" and margin calculations, the hedged price(s), interest rate(s) or exchange rate(s), as applicable, and any collateral therefor and credit support agreements relating thereto and the counterparty to each Derivative Contract, (c) that contains a table that demonstrates the Company's compliance with the requirements set forth in Section 8.10(a)(iii) and (d) such additional information with respect to any of Company's Oil and Gas Properties as may be reasonably requested by Administrative Agent.

        "Real Estate Contingent Obligations" means the Contingent Obligations of the Borrower under the Guaranty and Indemnity (Third Party-Unsecured) and the Environmental Indemnity Agreement (Third Party-Unsecured), each dated December 8, 2004 and made in favor of German American Capital Corporation and as in effect at the Effective Time.

        "Real Estate Contract" means the Purchase and Sale Agreement and Joint Escrow Instructions dated for reference September 30, 2004 by and between Carpinteria Bluffs Associates, LLC, as Seller and the Company, as Buyer.

        "Real Estate Subsidiary" means 6267 Carpinteria Avenue, LLC, a Delaware limited liability company, which is a wholly owned Subsidiary of the Company organized solely for the purpose of acquiring, holding, financing and leasing real Property located at 6267 Carpinteria Avenue, Carpinteria, California 93013.

        "Regulation U" and "Regulation X" means Regulation U and Regulation X, respectively, of the FRB from time to time in effect and shall include any successor or other regulations or official interpretations of the FRB relating to the subject matter addressed therein.

        "Replacement Lender" has the meaning specified in Section 3.7.

        "Reportable Event" means any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

        "Required Lenders" means, at any time, subject to Section 11.1, the Administrative Agent and the Lenders holding at least 66?% of the sum of the Effective Amount or, if there is no Effective Amount, the Administrative Agent and the Lenders holding at least 66?% of the aggregate Commitments; provided, however, for purposes of any determination under Section 2.6(b) or (c) as to any increase in the amount of the Borrowing Base, "Required Lenders" means all of the Lenders.

        "Requirement of Law" means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its Property or to which the Person or any of its Property is subject.

        "Reserve Report" means a report, in form, scope and content acceptable to the Administrative Agent, covering proved developed and proved undeveloped Oil and Gas reserves attributable to the Company's and its Subsidiaries' Mortgaged Properties and setting forth with respect thereto, (a) the total quantity of proved developed and proved undeveloped reserves (separately classified as to producing, shut in, behind pipe, and undeveloped), (b) the estimated future net revenues and cumulative estimated future net revenues, (c) the present discounted value of future net revenues, and (d) such other information and data with respect to the Mortgaged Properties as the Administrative Agent may reasonably request.

        "Responsible Officer" means, with respect to any Person, the chief executive officer, president, chief financial officer or treasurer of the Person.

        "Restricted Payments" has the meaning specified in Section 8.9.

        "Revolving Credit Loans" has the meaning specified in Section 2.1(a).

        "Revolving Credit Notes" means the promissory notes, whether one or more, specified in Section 2.1(c), substantially in the same form as Exhibit "F", including any amendments, modifications, renewals or replacements of such promissory notes.

        "S&P" means Standard & Poor's Rating Services.

        "SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

        "Security Agreement" means the agreement in substantially the form of Exhibit "D" executed by the Company and each Guarantor pledging to the Administrative Agent for benefit of the Lenders all of the Property of the Company and each Guarantor.

        "Security Documents" means the Mortgages, the Security Agreement, the Assignment of Notes and Liens (as defined in the TD Credit Agreement), and related financing statements as same may be amended from time to time and any and all other instruments now or hereafter executed in connection with or as security for the payment of the Indebtedness.

        "Senior Notes" has the meaning specified in the recitals hereto.

        "Senior Notes Indenture" has the meaning specified in the recitals hereto.

        "Senior Notes Offering" has the meaning specified in the recitals hereto.

        "Solvent" means, as to any Person at any time, that (a) the fair value of all of the Property of such Person is greater than the amount of such Person's liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair salable value of all of the Property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's Property would constitute unreasonably small capital.

        "Special Damages" has the meaning specified in Section 11.20.

        "Subsidiary" of a Person means any corporation, association, partnership, joint venture or other business entity of which more than 50% of the voting stock or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a "Subsidiary" refer to a Subsidiary of the Company. Additionally, for purposes of Article IV only, "Subsidiary" excludes Ellwood and the Real Estate Subsidiary.

        "Surety Instruments" means all letters of credit (including standby), banker's acceptances, bank guaranties, shipside bonds, surety bonds, performance bonds (including plugging and abandonment bonds) and similar instruments.

        "TD Credit Agreement" means the Existing Credit Agreement, as such term is defined in the Original Credit Agreement.

        "TD Letters of Credit" means (a) the Letter of Credit No. 1818, in the face amount of $217,773.00 issued by the Toronto-Dominion Bank to Zurich American Insurance Company, as Beneficiary, and (b) the Letter of Credit No. 1770, in the current face amount of $86,549.26 issued by Toronto-Dominion Bank to Carpinteria Bluffs Associates, LLC.

        "Taxes" means any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the

Administrative Agent, such taxes (including income taxes or franchise taxes) as are imposed on or measured by each Lender's net income, gross receipts or capital by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender or the Administrative Agent, as the case may be, is organized or maintains a lending office.

        "Termination Date" means the earlier of (a) November 4, 2007, or (b) the date on which the Lenders' Commitments terminate in accordance with the provisions of this Agreement.

        "UCC" means the Uniform Commercial Code as adopted and in effect in the State of Texas.

        "UCP" has the meaning set forth in Section 2.13(b).

        "Unfunded Pension Liability" means the excess of a Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

        "United States" and "U.S." each means the United States of America.

        "Whittier" means Whittier Pipeline Corporation, a Delaware corporation.

        1.2   Other Interpretive Provisions. The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. Unless otherwise specified or the context clearly requires otherwise, the words "hereof", "herein", "hereunder" and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Schedule and Exhibit references are to this Agreement. The term "documents" includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced. The term "including" is not limiting and means "including without limitation." In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding", and the word "through" means "to and including." Unless otherwise expressly provided herein, (a) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (b) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation. The recitals, captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement. This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms. This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Administrative Agent, the Company and the other parties, and are the products of all parties. Accordingly, they shall not be construed against the Lenders or the Administrative Agent merely because of the Administrative Agent's or Lenders' involvement in their preparation.

        1.3   Accounting Principles.

          (a)   Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied. References to "consolidated", when it precedes any accounting term, means such term as it would apply to the Company and its Subsidiaries on a consolidated basis, determined in accordance with GAAP.

          (b)   References herein to "fiscal year" and "fiscal quarter" refer to such fiscal periods of the Company.

ARTICLE II
THE CREDIT

        2.1   Amounts and Terms of the Commitments.

          (a)   Each Lender severally agrees, on the terms and conditions set forth herein, to make revolving credit loans to the Company from time to time on any Business Day during the period from the Effective Time to the Termination Date (together with any conversions or continuations thereof, "Revolving Credit Loans"), so long as (a) all Revolving Credit Loans by such Lender do not exceed such Lender's Pro Rata Share of the aggregate amount of Revolving Credit Loans then requested from all Lenders, and (b) the aggregate amount of such Lender's Revolving Credit Loans and LC Obligation outstanding at any time does not exceed such Lender's Commitment as of the date on which the requested Revolving Credit Loan is to be made. Subject to the terms and conditions hereof, until the Termination Date, the Company may borrow, repay, and reborrow Revolving Credit Loans hereunder.

          (b)   The obligation of the Company to repay to each Lender the aggregate amount of all Revolving Credit Loans made by such Lender, together with interest accruing in connection therewith, shall be evidenced by a single Revolving Credit Note made by the Company payable to the order of such Lender. The amount of principal owing on any Lender's Revolving Credit Note at any given time shall be the aggregate amount of all Revolving Credit Loans theretofore made by such Lender minus all payments of principal theretofore received by such Lender on such Note. Interest on each Revolving Credit Note shall accrue and be due and payable as provided herein and therein.

          (c)   Subject to the terms and conditions of Section 2.13 below and relying upon the representations and warranties herein set forth, the Issuing Lender for the account of the Lenders agrees to issue Letters of Credit in accordance with the applicable Notice of Borrowing and LC Application therefor. No Letter of Credit will be issued in a face amount which, after giving effect to the issuance of such Letter of Credit, would cause either the LC Obligation to exceed $15,000,000 or the Effective Amount to exceed the Borrowing Base then in effect. Each Letter of Credit shall by its terms be stated to expire on a date no later than the earlier of (i) one year after its Issuance and (ii) the seventh Business Day prior to the Termination Date. If any Letter of Credit has been drawn upon and the amount so drawn has not been reimbursed to the Issuing Lender, the Revolving Credit Commitment of each Lender shall be deemed to be utilized for all purposes hereof in an amount equal to such Lender's Pro Rata Share of the LC Obligation.

        2.2   Procedure for Borrowing.

          (a)   Each Borrowing of Revolving Credit Loans shall be made upon the Company's irrevocable written notice delivered to the Administrative Agent in the form of a Notice of Borrowing duly completed which notice must be received by the Administrative Agent prior to 12:00 p.m. (Chicago, Illinois time) (i) three Business Days prior to the requested Borrowing Date, in the case of LIBO Rate Loans; and (ii) on the requested Borrowing Date, in the case of Base Rate Loans.

          (b)   Each Notice of Borrowing shall specify (i) the amount of the Borrowing, which shall be in an aggregate minimum amount (A) for Base Rate Loans equal to the lesser of (x) $500,000 or any multiple integrals of $100,000 in excess thereof or (y) the unadvanced portion of the applicable Available Borrowing Base and (B) for LIBO Rate Loans $1,000,000 or any multiple integrals of $1,000,000 in excess thereof (if the Available Borrowing Base as of such Borrowing Date will be less than $1,000,000, then the Company may not request an LIBO Rate Loan); (ii) the requested Borrowing Date, which shall be a Business Day; (iii) the Company's calculation of the current Applicable Margin; (iv) the Interest Rate Type of Revolving Credit Loans comprising the

  Borrowing; and (v) for LIBO Rate Loans the duration of the Interest Period applicable to such Loans. If the Notice of Borrowing fails to specify the duration of the Interest Period for any Borrowing comprised of LIBO Rate Loans, such Interest Period shall be three months.

          (c)   The number of tranches outstanding of LIBO Rate Loans, whether under a Borrowing, conversion or continuation, shall not exceed eight (8) at any one time.

          (d)   The Administrative Agent will promptly notify each Lender of its receipt of any Notice of Borrowing and of the amount of such Lender's Pro Rata Share of that Borrowing.

          (e)   Provided the applicable conditions in Article V are met, each Lender will make the amount of its Pro Rata Share of each Borrowing available to the Administrative Agent for the account of the Company at the Agent's Payment Office by 12:00 p.m. (Chicago, Illinois time) on the Borrowing Date requested by the Company in funds immediately available to the Administrative Agent. The proceeds of all such Revolving Credit Loans will then be made available to the Company by the Administrative Agent by wire transfer to the account(s) specified by the Company in the related Notice of Borrowing.

        2.3   Conversion and Continuation Elections.

          (a)   Prior to the Termination Date, the Company may, upon irrevocable written notice to the Administrative Agent in accordance with Section 2.3(b) (i) elect, as of any Business Day in the case of Base Rate Loans, or as of the last day of the applicable Interest Period in the case of LIBO Rate Loans, to convert any such Loans into Revolving Credit Loans of any other Interest Rate Type; or (ii) elect as of the last day of the applicable Interest Period, to continue any Revolving Credit Loans having Interest Periods expiring on such day; provided, however, that if at any time an LIBO Rate Loan in respect of any Borrowing is reduced, by payment, prepayment, or conversion of part thereof to less than $1,000,000, such LIBO Rate Loan shall automatically convert into a Base Rate Loan.

          (b)   The Company shall deliver a Notice of Conversion/Continuation to be received by the Administrative Agent not later than 12:00 p.m. (Chicago, Illinois time) at least three Business Days in advance of the Conversion/Continuation Date, if the Revolving Credit Loans are to be converted into or continued as LIBO Rate Loans; and (ii) on the Conversion/Continuation Date, if the Revolving Credit Loans are to be converted into Base Rate Loans, specifying: (A) the proposed Conversion/Continuation Date; (B) the aggregate amount of Loans to be converted or continued; (C) the Interest Rate Type of Revolving Credit Loans resulting from the proposed conversion or continuation; and (D) other than in the case of conversions into Base Rate Loans, the duration of the requested Interest Period.

          (c)   If, upon the expiration of any Interest Period applicable to LIBO Rate Loans, the Company has failed to select in a timely manner a new Interest Period to be applicable to LIBO Rate Loans, or if any Default or Event of Default then exists, the Company shall be deemed to have elected to convert such LIBO Rate Loans into Base Rate Loans effective as of the expiration date of such Interest Period.

          (d)   The Administrative Agent will promptly notify each Lender of its receipt of a Notice of Conversion/Continuation, or, if no timely notice is provided by the Company, the Administrative Agent will promptly notify each Lender of the details of any automatic conversion. All conversions and continuations shall be made ratably according to the respective Lender's Pro Rata Share of outstanding principal amounts of the Revolving Credit Loans with respect to which the notice was given.

        2.4   Voluntary Termination or Reduction. The Company may, upon not less than five Business Days' prior notice to the Administrative Agent, permanently terminate the Commitments (in whole or in part) or reduce the aggregate Maximum Loan Amount by an aggregate minimum amount of $500,000 or any integral multiple thereof; unless, after giving effect thereto and to any prepayments of Revolving Credit Loans made on the effective date thereof, the Effective Amount exceeds the aggregate Commitments then in effect. Once reduced in accordance with this Section 2.4, the aggregate Maximum Loan Amount may not be increased. Any reduction of the aggregate Maximum Loan Amount shall be applied to the respective Maximum Loan Amount of each Lender according to its Pro Rata Share. All accrued commitment fees to, but not including, the effective date of any reduction of the aggregate Maximum Loan Amount or a termination of the Commitments, shall be paid on the effective date of such reduction or termination.

        2.5   Optional Prepayments. Subject to Section 3.4, the Company may, at any time or from time to time,

          (a)   prepay Base Rate Loans upon irrevocable notice to the Administrative Agent, ratably as to each Lender, in whole or in part, in aggregate minimum principal amounts of $100,000 or integral multiples thereof (unless the Effective Amount is less than $500,000, then such prepayments shall be equal to the Effective Amount) and

          (b)   prepay LIBO Rate Loans upon irrevocable notice to the Administrative Agent not less than three (3) Business Days, ratably as to each Lender, in whole or in part, in aggregate minimum principal amounts of $500,000 or integral multiples thereof plus all interest and expenses then outstanding on such LIBO Rate Loans). Such notice of prepayment shall specify the date and amount of such prepayment and the Interest Rate Type(s) of Revolving Credit Loans to be prepaid.

        The Administrative Agent will promptly notify each Lender of its receipt of any such notice, and of such Lender's Pro Rata Share of such prepayment. The payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to each such date on the amount prepaid and any amounts required pursuant to Section 3.4.

        2.6   Borrowing Base Determinations, Mandatory Prepayments.

          (a)   Scheduled Borrowing Base Determinations.

                (i)  At all times prior to the Termination Date the Effective Amount shall not exceed the Borrowing Base then in effect. The initial Borrowing Base hereunder shall be $50,000,0001 (the "Initial Borrowing Base").

               (ii)  Upon consummation of the Big Mineral Creek Disposition, the Borrowing Base will be reduced, automatically and without the need for further act or evidence, to $40,000,000.1

1
$40,000,000 and $30,000,000, respectively, if the interest rate on the Senior Notes when issued exceeds 9.0%.

          (b)   Annual Reserve Report Determinations. Upon receipt by the Administrative Agent of each Reserve Report described in Section 7.2(c)(i), the Administrative Agent shall make a determination within 25 days of the receipt of such report of the amount of the borrowing base (herein as determined and redetermined from time to time and in effect on any date called the "Borrowing Base") on account of such reserves as of the preceding January 1, subject to the approval of the Required Lenders as provided in this Section 2.6(b), and upon such determination the Administrative Agent shall promptly notify the Lenders in writing of the determination of the Borrowing Base. The determination of the Borrowing Base made by the Administrative Agent shall be so made by the Administrative Agent in accordance with the Administrative Agent's normal and customary practices and standards for oil and gas loans (including consideration of the

  Company's liquidity, Derivative Contracts, market interest rates, commodity prices, permitted Indebtedness and capital expenditure requirements). The Required Lenders may approve the Administrative Agent's determination of the Borrowing Base by written notice to the Administrative Agent within 15 days of the Administrative Agent's notification of its determination of the new Borrowing Base. Any Lender that fails to respond to such recommendation made by the Administrative Agent pursuant to this Section 2.6(b) within such 15 days shall be deemed to have approved such recommendation. If the Required Lenders fail to approve a determination of the Borrowing Base made by the Administrative Agent pursuant to this Section 2.6(b) within such 15 days, then no later than five days after the end of such 15-day period, the Lenders shall submit to the Administrative Agent in writing, and/or the Administrative Agent shall poll the Lenders for, their individual recommendations for such redetermined Borrowing Base in accordance with their respective normal and customary practices and standards for oil and gas loans, whereupon the Administrative Agent shall designate the Borrowing Base at the largest amount approved by the Required Lenders; provided, however, that it is expressly understood that the Lenders and Administrative Agent have no obligation to agree upon or designate the Borrowing Base at any particular amount.

          (c)   Semi-Annual Reserve Report Determinations. In addition, upon the receipt by the Administrative Agent of each Reserve Report described in Section 7.2(c)(ii), the Administrative Agent shall make a determination within 25 days of the receipt of such report of the Borrowing Base as of the preceding July 1. The determination of the Borrowing Base shall be made in the same manner and be subject to the same approvals as prescribed with respect to the annual redetermination set forth in Section 2.6(b), and likewise the Administrative Agent shall communicate the results of each such determination to the Lenders. The Required Lenders may approve the determination of the Borrowing Base by written notice to the Administrative Agent within 15 days of the Administrative Agent's notification of its determination of the new Borrowing Base. Any Lender that fails to respond to such recommendation made by the Administrative Agent pursuant to this Section 2.6(c) within such 15 days shall be deemed to have approved such recommendation. If the Required Lenders fail to approve a determination of the Borrowing Base made by the Administrative Agent pursuant to this Section 2.6(c) within such 15 days, then no later than five days after the end of such 15-day period, the Lenders shall submit to the Administrative Agent in writing, and/or the Administrative Agent shall poll the Lenders for, their individual recommendations for such redetermined Borrowing Base in accordance with their respective normal and customary practices and standards for oil and gas loans, whereupon the Administrative Agent shall designate the Borrowing Base at the largest amount approved by the Required Lenders; provided, however, that it is expressly understood that the Lenders and Administrative Agent have no obligation to agree upon or designate the Borrowing Base at any particular amount.

          (d)   Other Determinations. In addition, the Administrative Agent shall, in the normal course of business following a request of the Company, redetermine the Borrowing Base (in the same manner and subject to the same approvals as prescribed in Section 2.6(b) for the redetermination of the Borrowing Base); provided, however, (i) the Administrative Agent and the Lenders shall not be obligated to respond to more than one such request during any calendar year in addition to each scheduled semi-annual redetermination provided for above, and (ii) the Company shall have paid to the Administrative Agent a $20,000 engineering fee in connection with such requested redetermination of the Borrowing Base, regardless of whether or not such redetermination results in any increase to the Borrowing Base. Notwithstanding the foregoing, the Administrative Agent may, at the request of the Required Lenders, redetermine the Borrowing Base (in the same manner and subject to the same approvals as prescribed in Section 2.6(b) for the redetermination of the Borrowing Base) at any other time and from time to time; provided, however, the

  Administrative Agent and the Lenders may not redetermine the Borrowing Base under this second sentence of this Section 2.6(d) more than one time during any calendar year.

          (e)   Lenders' Discretion. If the Company does not furnish the Reserve Reports or all such other information and data by the date required, the Required Lenders may nonetheless determine a new Borrowing Base. It is expressly understood that the Lenders shall have no obligation to determine the Borrowing Base at any particular amount, either in relation to the Maximum Loan Amount or otherwise. Furthermore, the Company acknowledges that the Lenders have no obligation to increase the Borrowing Base and may reduce the Borrowing Base at any time and that any increase in the Borrowing Base is subject to the credit approval processes of all of the Lenders subject to the terms hereof.

          (f)    Mandatory Action.

              (i)  If on any date the Effective Amount shall exceed the Borrowing Base (a "Deficiency"), then the Company must cure the Deficiency, and except as provided in paragraph (ii) below, may effect such cure through any of the following means or any combination thereof: (A) the making of a lump sum principal prepayment on the Revolving Credit Loans within 30 days of the occurrence of such Deficiency (and, if any Deficiency remains after prepayment of all Revolving Credit Loans, cash collateralization of the LC Obligation to the extent required to eliminate the Deficiency); (B) the making of a principal prepayment on the Revolving Credit Loans (and, if any Deficiency remains after prepayment of all Revolving Credit Loans, cash collateralization of the LC Obligation to the extent required to eliminate the Deficiency) in three equal monthly installments commencing thirty 30 days from the date the Deficiency occurs and continuing on the same day of the next two succeeding months thereafter; or (C) the pledge within ten Business Days of the occurrence of such Deficiency of additional unencumbered Collateral of sufficient value and character (as determined by the Required Lenders in their sole discretion) that when added to the Borrowing Base shall equal the applicable Effective Amount.

             (ii)  Notwithstanding the foregoing paragraph (i), if upon consummation of the Big Mineral Creek Disposition, after giving effect to the reduction to the Borrowing Base provided for in Section 2.6(a)(ii), or upon any reduction to the Borrowing Base provided for in Section 8.2(f), a Deficiency shall exist, the Company shall contemporaneously with such disposition make, or cause to be made, a principal prepayment on the Revolving Credit Loans in an amount equal to the Deficiency.

            (iii)  If during the continuance of any Event of Default, the Company or any Subsidiary becomes entitled to receive proceeds of any insurance maintained with respect to the Collateral, such proceeds shall be paid to, or paid over by the Company or such Subsidiary to, the Administrative Agent for application to the Obligations then due and payable in such order as the Administrative Agent may elect or held as cash collateral therefor. At any other time any such proceeds may be received by the Company or the relevant Subsidiary, the Company or such Subsidiary shall apply such proceeds in accordance with the terms of the Mortgages or Security Agreement, as applicable.

            (iv)  All mandatory prepayments provided for in this Section 2.6(f) shall be made together with interest accrued on the principal amount prepaid and any amount required by Section 3.4.

        2.7   Repayment.

          (a)   Principal. The Company shall repay to the Administrative Agent for the benefit of the Lenders the outstanding principal balance of the Revolving Credit Loans (and the outstanding principal of the Revolving Credit Loans shall be due and payable) on the Termination Date.

          (b)   Interest.

              (i)  Each Revolving Credit Loan shall bear interest on the principal amount thereof from the applicable Borrowing Date or date of conversion or continuation pursuant to Section 2.3, as the case may be, at a rate per annum equal to the lesser of (A) the LIBO Rate or the Adjusted Base Rate, as the case may be, plus the Applicable Margin and (B) the Highest Lawful Rate.

             (ii)  Interest on each Revolving Credit Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of Revolving Credit Loans under Section 2.5(b) or 2.6 for the portion of the Revolving Credit Loans so prepaid and upon payment (including prepayment) in full thereof and, during the existence of any Event of Default, interest shall be paid on demand of the Administrative Agent.

            (iii)  Notwithstanding paragraph (i) of this Section 2.7(b), while any Event of Default exists or after acceleration, the Company shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all outstanding Revolving Credit Loans, at a rate per annum equal to the lesser of (A) the Highest Lawful Rate and (B) the rate otherwise applicable plus two percent (2%) ("Default Rate").

        2.8   Fees.

          (a)   Commitment Fees. The Company shall pay to the Administrative Agent for the account of the Lenders an aggregate commitment fee on the actual daily amount of the Available Borrowing Base at a per annum rate equal to the amount set forth on the Pricing Grid. Such commitment fee shall accrue from the Effective Time to the Termination Date and shall be due and payable quarterly in arrears on the first day of the month following the last Business Day of each quarter commencing on January 1, 2005 through the Termination Date, with the final payment to be made on the Termination Date; provided, however, that in connection with any reduction of the aggregate Maximum Loan Amount or termination of the aggregate Commitments under Section 2.4, the accrued commitment fee calculated for the period ending on such date shall also be paid on the date of such reduction or termination, with the following quarterly payment being calculated on the basis of the period from such reduction or termination date to such quarterly payment date. The commitment fees provided in this Section 2.8(a) shall accrue at all times after the Effective Time, up to the Termination Date including at any time during which one or more conditions in Article V are not met.

          (b)   Letter of Credit Fees. The Company agrees to pay (i) to the Administrative Agent for the account of the Lenders a Letter of Credit fee for each Letter of Credit, quarterly, in arrears from the date of Issuance in an amount per annum equal to the greater of (A) $500.00 and (B) the product equal to the Letter of Credit Rate set forth on the Pricing Grid multiplied by the aggregate amount available under each Letter of Credit from the date of Issuance thereof to the date on which such Letter of Credit expires or is terminated (such fees shall be prorated for any period less than a full year but shall not be refunded in the event any such Letter of Credit is terminated prior to its expiry date), (ii) to the Issuing Lender for its account a fee for the Issuance of each Letter of Credit in an amount per annum (calculated on the basis of a year of 360 days) equal to 0.00125 multiplied by the aggregate amount available under each Letter of Credit from the date of Issuance thereof to the date on which such Letter of Credit expires or is terminated (such fees shall be prorated for any period less than a full year but shall not be refunded in the event any such Letter of Credit is terminated prior to its expiry date) and (iii) to the Issuing Lender, for its account on demand its customary letter of credit transactional fees and out-of-pocket expenses for each Letter of Credit Issued by it, including amendment fees, payable with respect to each such Letter of Credit. The Administrative Agent shall pay to each Lender its pro-rata share of the Letter of Credit fees paid pursuant to this Section 2.8(b)(i). The Administrative

  Agent shall pay to the Issuing Lender the Letter of Credit fees paid pursuant to this Section 2.8(b)(ii) and (iii).

          (c)   Other Fees. In addition to all other amounts due to the Administrative Agent under the Loan Documents, the Company will pay fees to the Administrative Agent and Harris Nesbitt Corp. as described in a letter agreement dated October 25, 2004, as amended by an amendment thereto dated December             , 2004, among the Administrative Agent, Harris Nesbitt Corp. and the Company.

        2.9   Computation of Fees and Interest.

          (a)   All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365 day year). Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

          (b)   Each determination of an interest rate by the Administrative Agent shall be conclusive and binding on the Company and the Lenders in the absence of manifest error.

        2.10 Payments by the Company; Borrowings Pro Rata.

          (a)   All payments to be made by the Company shall be made without set off, recoupment or counterclaim. Except as otherwise expressly provided herein, all payments by the Company shall be made to the Administrative Agent for the account of the Lenders at the Administrative Agent's Payment Office, and shall be made in dollars and in immediately available funds, no later than 12:00 p.m. (Chicago, Illinois time) on the date specified herein. Except to the extent otherwise expressly provided herein, (i) each payment by the Company of fees shall be made for the account of the Lenders pro rata in accordance with their respective Pro Rata Shares, (ii) each payment of principal of Revolving Credit Loans shall be made for the account of the Lenders pro rata in accordance with their respective outstanding principal amount of such Loans, and (iii) each payment of interest on Revolving Credit Loans shall be made for the account of the Lenders pro rata in accordance with their respective shares of the aggregate amount of interest due and payable to the Lenders. The Administrative Agent will promptly distribute to each Lender its applicable share of such payment in like funds as received. Any payment received by the Administrative Agent later than 12:00 p.m. (Chicago, Illinois time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.

          (b)   Subject to the provisions set forth in the definition of "Interest Period" herein, whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

          (c)   Unless the Administrative Agent receives notice from the Company prior to the date on which any payment is due to the Lenders that the Company will not make such payment in full as and when required, the Administrative Agent may assume that the Company has made such payment in full to the Administrative Agent on such date in immediately available funds and the Administrative Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Company has not made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent on demand such amount distributed to such Lender, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Lender until the date repaid.

          (d)   Except to the extent otherwise expressly provided herein, each Borrowing hereunder shall be from the Lenders pro rata in accordance with their respective Pro Rata Shares.

        2.11 Payments by the Lenders to the Administrative Agent.

          (a)   Unless the Administrative Agent receives notice from a Lender on or prior to the Effective Time or, with respect to any Borrowing after the Effective Time, at least one Business Day prior to the date of such Borrowing, that such Lender will not make available as and when required hereunder to the Administrative Agent for the account of the Company the amount of that Lender's Pro Rata Share of the Borrowing, the Administrative Agent may assume that each Lender has made such amount available to the Administrative Agent in immediately available funds on the Borrowing Date and the Administrative Agent may (but shall not be so required), in reliance upon such assumption, make available to the Company on such date a corresponding amount. If and to the extent any Lender shall not have made its full amount available to the Administrative Agent in immediately available funds and the Administrative Agent in such circumstances has made available to the Company such amount, that Lender shall on the Business Day following such Borrowing Date make such amount available to the Administrative Agent, together with interest at the Federal Funds Rate for each day during such period. A notice of the Administrative Agent submitted to any Lender with respect to amounts owing under this Section 2.11(a) shall be conclusive, absent manifest error. If such amount is so made available, such payment to the Administrative Agent shall constitute such Lender's Revolving Credit Loan on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to the Administrative Agent on the Business Day following the Borrowing Date, the Administrative Agent will notify the Company of such failure to fund and, upon demand by the Administrative Agent, the Company shall pay such amount to the Administrative Agent for the Administrative Agent's account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Revolving Credit Loans comprising such Borrowing.

          (b)   The failure of any Lender to make any Revolving Credit Loan on any Borrowing Date shall not relieve any other Lender of any obligation hereunder to make a Revolving Credit Loan on such Borrowing Date, but no Lender shall be responsible for the failure of any other Lender to make the Revolving Credit Loan to be made by such other Lender on any Borrowing Date.

        2.12 Sharing of Payments, Etc. If any Lender shall obtain on account of the Obligations held by it any payment (whether voluntary, involuntary, through the exercise of any right of set off, or otherwise) or receive any collateral in respect thereof in excess of the amount such Lender was entitled to receive pursuant to the terms hereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Revolving Credit Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment according to the terms hereof; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender's ratable share (according to the proportion of (i) the amount of such paying Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Company agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set off, but subject to Section 11.9) with respect to such participation as fully as if such Lender were the direct creditor of the Company in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.12 and will in each case notify the Lenders following any such purchases or repayments.

        2.13 Issuing the Letters of Credit.

          (a)   In order to effect the issuance of a Letter of Credit, the Company shall submit a Notice of Borrowing and LC Application in writing by telecopy to the Administrative Agent (who shall promptly notify the Issuing Lender) not later than 12:00 p.m., Chicago, Illinois time, three (3) Business Days before the requested date of issuance of such Letter of Credit. Each such Notice of Borrowing and LC Application shall be signed by the Company, specify the Business Day on which such Letter of Credit is to be issued, the purpose for the requested Letter of Credit, specify the availability for Letters of Credit under the Borrowing Base, and the $15,000,000 aggregate LC Obligation limitation as of the date of issuance of such Letter of Credit and the expiry date thereof which shall not be later than the earlier of (i) twelve (12) months from the date of Issuance of such Letter of Credit and (ii) the seventh Business Day prior to Termination Date.

          (b)   Upon satisfaction of the applicable terms and conditions set forth in Article V, the Issuing Lender shall issue such Letter of Credit to the specified beneficiary not later than the close of business, Chicago, Illinois time, on the date so specified. The Administrative Agent shall provide the Company and each Lender with a copy of each Letter of Credit so issued. Each such Letter of Credit shall (i) provide for the payment of drafts, presented for honor thereunder by the beneficiary in accordance with the terms thereon, at sight when accompanied by the documents described therein and (ii) be subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 (and any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce) (the "UCP") and shall, as to matters not governed by the UCP, be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

          (c)   Upon the Issuance of each Letter of Credit, the Issuing Lender shall be deemed, without further action by any party hereto, to have sold to each other Lender, and each other Lender shall be deemed, without further action by any party hereto, to have purchased from the Issuing Lender, a participation, to the extent of such Lender's Pro Rata Share, in such Letter of Credit, the obligations thereunder and in the reimbursement obligations of the Company due in respect of drawings made under such Letter of Credit. If requested by the Issuing Lender, the other Lenders will execute any other documents reasonably requested by the Issuing Lender to evidence the purchase of such participation.

          (d)   Upon the presentment of any draft for honor under any Letter of Credit by the beneficiary thereof which the Issuing Lender determines is in compliance with the conditions for payment thereunder, the Issuing Lender shall promptly notify the Company, the Administrative Agent and each Lender of the intended date of honor of such draft and the Company hereby promises and agrees, at the Company's option, to either (i) pay to the Administrative Agent for the account of the Issuing Lender, by 2:00 p.m., Chicago, Illinois time, on the date payment is due as specified in such notice, the full amount of such draft in immediately available funds or (ii) request a Revolving Credit Loan pursuant to the provisions of Sections 2.1(a) and 2.2 of this Agreement in the full amount of such draft, which request shall specify that the Borrowing Date is to be the date payment is due under the Letter of Credit as specified in the Issuing Lender's notice. If the Company fails timely to make such payment because a Revolving Credit Loan cannot be made pursuant to Section 2.1(a) and/or Section 5.2, each Lender shall, notwithstanding any other provision of this Agreement (including the occurrence and continuance of a Default or an Event of Default), make available to the Administrative Agent for the benefit of the Issuing Lender an amount equal to its Pro Rata Share of the presented draft on the day the Issuing Lender is required to honor such draft. If such amount is not in fact made available to the Administrative Agent by such Lender on such date, such Lender shall pay to the Administrative Agent for the account of the Issuing Lender, on demand made by the Issuing Lender, in addition to such amount, interest thereon at the Federal Funds Rate for the first two days following demand and thereafter until paid at the Adjusted Base Rate. Upon receipt by the Administrative Agent from the Lenders of the full amount of such draft, notwithstanding any other provision of this Agreement (including the occurrence and continuance of a Default or an Event of Default) the full amount of such draft shall automatically and without any action by the Company, be deemed to have been a Base Rate Loan as of the date of payment of such draft. Nothing in this Section 2.13(d) or elsewhere in this Agreement shall diminish the Company's obligation under this Agreement to provide the funds for the payment of, or on demand to reimburse the Issuing Lender for payment of, any draft presented to, and duly honored by, the Issuing Lender under any Letter of Credit, and the automatic funding of a Revolving Credit Loan as provided in this Section 2.13(d) shall not constitute a cure or waiver of the Event of Default for failure to provide timely such funds as agreed in this Section 2.13(d).

          (e)   In order to induce the issuance of Letters of Credit by the Issuing Lender and the purchase of participations therein by the other Lenders, the Company agrees with the Administrative Agent, the Issuing Lender and the other Lenders that neither the Administrative Agent nor any Lender (including the Issuing Lender) shall be responsible or liable (except as provided in the following sentence) for, and the Company's unconditional obligation to reimburse the Issuing Lender through the Administrative Agent for amounts paid by the Issuing Lender, as provided in Section 2.13(d) above, on account of drafts so honored under the Letters of Credit shall not be affected by, any circumstance, act or omission whatsoever (whether or not known to the Administrative Agent or any Lender (including the Issuing Lender)) other than a circumstance, act or omission resulting from the gross negligence or willful misconduct of the Administrative Agent or any Lender, including the Issuing Lender. The Company agrees that any action taken or omitted to be taken by the Administrative Agent or any Lender (including the Issuing Lender) under or in connection with any Letter of Credit or any related draft, document or Property shall be binding on the Company and shall not put the Administrative Agent or any Lender (including the Issuing Lender) under any resulting liability to the Company, unless such action or omission is the result of the gross negligence or willful misconduct of the Administrative Agent or any such Lender (including the Issuing Lender). The Company hereby waives presentment for payment (except the presentment required by the terms of any Letter of Credit) and notice of dishonor, protest and notice of protest with respect to drafts honored under the Letters of Credit. The Issuing Lender agrees promptly to notify the Company whenever a draft is presented under any Letter of Credit, but failure to so notify the Company shall not in any way affect the Company's obligations hereunder. Subject to Section 3.7, if while any Letter of Credit is outstanding, any law, executive order or regulation is enforced, adopted or interpreted by any public body, governmental agency or court of competent jurisdiction so as to affect any of the Company's obligations or the compensation to any Lender in respect of the Letters of Credit or the cost to such Lender of establishing and/or maintaining the Letters of Credit (or any participation therein), such Lender shall promptly notify the Company thereof in writing and within ten Business Days after receipt by the Company of such Lender's request (through the Administrative Agent) for reimbursement or indemnification or within 30 days after receipt of a notice in respect of Taxes or Other Taxes, the Company shall reimburse or indemnify such Lender, as the case may be, with respect thereto so that such Lender shall be in the same position as if there had been no such enforcement, adoption or interpretation. The foregoing agreement of the Company to reimburse or indemnify the Lenders shall apply in (but shall not be limited to) the following situations: an imposition of or change in reserve, capital maintenance or other similar requirements or in excise or similar Taxes or monetary restraints, except a change in franchise Taxes imposed on such Lender or in Tax on the net income of such Lender.

          (f)    In the event that any provision of a LC Application is inconsistent with, or in conflict of, any provision of this Agreement, including provisions for the rate of interest applicable to drawings thereunder or rights of setoff or any representations, warranties, covenants or any events of default set forth therein, the provisions of this Agreement shall govern.

          (g)   If the Obligations, or any part thereof, become immediately due and payable pursuant to Article IX of this Agreement, then the entirety of the LC Obligation shall become immediately due and payable without regard for actual drawings or payments on the Letters of Credit, and the Company shall be obligated to pay to the Administrative Agent immediately an amount equal to the entirety of the LC Obligation. All amounts made due and payable by the Company under this Section 2.13(g) may be applied as the Issuing Lender and the Lenders elect to any of the various LC Obligation; provided, however, that such amounts applied by the Issuing Lender and the Lenders to the LC Obligation shall be (i) first applied to the Matured LC Obligation, and (ii) second held by the Administrative Agent in an interest bearing account for the benefit of the Issuing Lender and the Lenders as LC Collateral, such LC Collateral to be held in an account with the Administrative Agent or an Affiliate thereof, until such remaining portion of the LC Obligation has either (i) become a portion of the Matured LC Obligation, at which time such LC Collateral paid to the Administrative Agent shall be applied to such Matured LC Obligation, or (ii) expired undrawn, at which time an amount of such LC Collateral equal to such expired and undrawn LC Obligation, plus accrued interest thereon, shall be applied as otherwise required or permitted under Article IX. This Section 2.13(g) shall not limit or impair any rights which the Administrative Agent, the Issuing Lender or any of the Lenders may have under any other document or agreement relating to any Letter of Credit or portion of the LC Obligation, including without limitation, any LC Application.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

        3.1   Taxes.

          (a)   Any and all payments by the Company to each Lender or the Administrative Agent under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for any Taxes. In addition, the Company shall pay all Other Taxes.

          (b)   The Company agrees to indemnify and hold harmless each Lender and the Administrative Agent for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 3.1) paid by the Lender or the Administrative Agent and any liability (including penalties, interest, additions to Tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days after the date the affected Lender or the Administrative Agent makes written demand therefor.

          (c)   If the Company shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent, then: (i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 3.1), such Lender or the Administrative Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made; (ii) the Company shall make such deductions and withholdings; (iii) the Company shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and (iv) the Company shall also pay to each affected Lender or the Administrative Agent for the account of such Lender, at the time interest is paid, all additional amounts which such Lender specifies as necessary to preserve the after-tax yield such Lender would have received if such Taxes or Other Taxes had not been imposed.

          (d)   Within 30 days after the date of any payment by the Company of Taxes or Other Taxes under Section 3.1(c) above, the Company shall furnish the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to the Administrative Agent.

          (e)   If the Company is required to pay additional amounts to any Lender or the Administrative Agent pursuant to Section 3.1(c), then upon written request of the Company such Lender shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by the Company which may thereafter accrue, if such change in the judgment of such Lender is not otherwise disadvantageous to such Lender.

        3.2   Illegality.

          (a)   If any Lender determines that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make LIBO Rate Loans, then, on notice thereof by the Lender to the Company through the Administrative Agent, any obligation of that Lender to make LIBO Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist.

          (b)   If a Lender determines that it is unlawful to maintain any LIBO Rate Loan, the Company shall, upon its receipt of notice of such fact and demand from such Lender (with a copy to the Administrative Agent), prepay in full such LIBO Rate Loans of that Lender then outstanding, together with interest accrued thereon and amounts required under Section 3.4, either on the last day of the Interest Period thereof, if the Lender may lawfully continue to maintain such LIBO Rate Loans to such day, or immediately, if the Lender may not lawfully continue to maintain such LIBO Rate Loan. If the Company is required to so prepay any LIBO Rate Loan, then concurrently with such prepayment, the Company shall borrow from the affected Lender, in the amount of such repayment, a Base Rate Loan.

          (c)   If the obligation of any Lender to make or maintain LIBO Rate Loans has been so terminated or suspended, all Revolving Credit Loans which would otherwise be made by the Lender as LIBO Rate Loans shall be instead Base Rate Loans.

          (d)   Before giving any notice to the Administrative Agent under this Section 3.2, the affected Lender shall designate a different Lending Office with respect to its LIBO Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of such Lender, be illegal or otherwise disadvantageous to such Lender.

        3.3   Increased Costs and Reduction of Return.

          (a)   If any Lender determines that, due to either (i) the introduction of or any change (other than any change by way of imposition of or increase in reserve requirements included in the calculation of the LIBO Rate) in or in the interpretation of any law or regulation or (ii) the compliance by that Lender with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any LIBO Rate Loans, then the Company shall be liable for, and shall from time to time, upon demand (with a copy of such demand to be sent to the Administrative Agent), pay to the Administrative Agent for the account of such Lender, additional amounts as are sufficient to compensate such Lender for such increased costs.

          (b)   If any Lender shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by such Lender (or its Lending Office) or any Affiliate controlling such Lender with any Capital Adequacy Regulation, affects or would affect the amount of capital required or expected to be maintained by such Lender or any Affiliate controlling such Lender and (taking into consideration such Lender's or such Affiliate's policies with respect to capital adequacy and such Lender's desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitment, Revolving Credit Loans, other Credit Extensions, or Obligations under this Agreement, then, upon demand of such Lender to the Company through the Administrative Agent, the Company shall pay to such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender for such increase.

        3.4   Funding Losses. The Company shall reimburse each Lender and hold each Lender harmless from any loss or expense which the Lender may sustain or incur as a consequence of (a) the failure of the Company to make on a timely basis any payment of principal of any LIBO Rate Loan; (b) the failure of the Company to borrow or continue a LIBO Rate Loan or to convert a Base Rate Loan to a LIBO Rate Loan after the Company has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation (including by reason of the failure to satisfy any condition precedent thereto); (c) the failure of the Company to make any prepayment in accordance with any notice delivered under Section 2.5; (d) the prepayment (including pursuant to Section 2.6) or other payment (including after acceleration thereof) of a LIBO Rate Loan on a day that is not the last day of the relevant Interest Period; or (e) the automatic conversion under Section 2.3 of any LIBO Rate

Loan to a Base Rate Loan on a day that is not the last day of the relevant Interest Period; including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its LIBO Rate Loans or from fees payable to terminate the deposits from which such funds were obtained. For purposes of calculating amounts payable by the Company to the Lenders under this Section 3.4 and under Section 3.3(a), each LIBO Rate Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR used in determining the LIBO Rate for such LIBO Rate Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such LIBO Rate Loan is in fact so funded.

        3.5   Inability to Determine Rates. If the Administrative Agent determines that for any reason adequate and reasonable means do not exist for determining the LIBO Rate for any requested Interest Period with respect to a proposed LIBO Rate Loan, or that the LIBO Rate applicable pursuant to Section 2.7(c) for any requested Interest Period with respect to a proposed LIBO Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, the Administrative Agent will promptly so notify the Company and each Lender. Thereafter, the obligation of the Lenders to make or maintain LIBO Rate Loans hereunder shall be suspended until the Administrative Agent upon the instruction of the Lenders revokes such notice in writing. Upon receipt of such notice, the Company may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If the Company does not revoke such notice, the Lenders shall make, convert or continue the Revolving Credit Loans, as proposed by the Company, in the amount specified in the applicable notice submitted by the Company, but such Loans shall be made, converted or continued as Base Rate Loans instead of LIBO Rate Loans.

        3.6   Certificates of Lenders. Any Lender claiming reimbursement or compensation under this Article III shall deliver to the Company (with a copy to the Administrative Agent) a certificate setting forth in reasonable detail the amount payable to such Lender hereunder and such certificate shall be conclusive and binding on the Company in the absence of manifest error; provided, however, that such Lender shall only be entitled to collect amounts incurred within 180 days of such notice.

        3.7   Substitution of Lenders. Upon the receipt by the Company from any Lender (an "Affected Lender") of a claim for compensation under this Article III, the Company may: (a) obtain a replacement bank or financial institution satisfactory to the Administrative Agent to acquire and assume all or a ratable part of all of such Affected Lender's Revolving Credit Loans and Commitment (a "Replacement Lender"); or (b) request one more of the other Lenders to acquire and assume all or part of such Affected Lender's Revolving Credit Loans and Commitment but none of the Lenders shall have any obligation to do so. Any such designation of a Replacement Lender under clause (a) shall be subject to the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld.

        3.8   Survival. The agreements and obligations of the Company in this Article III shall survive the payment of all other Obligations.

ARTICLE IV
SECURITY

        4.1   The Security. The Obligations will be secured by the Security Documents listed in Schedule 4.1 attached hereto and any additional Security Documents hereafter delivered by the Company or its Subsidiaries and accepted by the Administrative Agent. Certain of the Security Documents are amendments and restatements of Security Documents assigned by the lenders party to the TD Credit Agreement pursuant to the Assignment of Notes and Liens (as defined in the Original Credit Agreement), and as such, are granted by the Company, or its Subsidiaries, as applicable, in assumption, renewal, extension, amendment and restatement of such prior liens and security interests securing the

TD Credit Agreement and are entitled to the priority and perfection relating back to the date originally granted and assigned to the greatest extent possible. Each of the Company and its Subsidiaries hereby adopts, assumes, ratifies, and reaffirms such prior Liens and security interests and confirms that such Liens and security interests secure the Obligations as a continuation of the original "Indebtedness" described in the TD Credit Agreement.

        4.2   Agreement to Deliver Security Documents. The Company agrees to deliver and to cause its Subsidiaries to deliver, to further secure the Obligations whenever requested by the Administrative Agent in its sole and absolute discretion, deeds of trust, mortgages, chattel mortgages, security agreements, financing statements and other Security Documents in form and substance satisfactory to the Administrative Agent for the purpose of granting, confirming, and perfecting first and prior Liens or security interests in any Property now owned or hereafter acquired by the Company or any of its Subsidiaries, as applicable, subject to Permitted Liens. The Company also agrees to deliver and cause its Subsidiaries, where applicable, to deliver whenever requested by the Administrative Agent, favorable title opinions from legal counsel acceptable to the Administrative Agent, title insurance policies, or such other evidence of title satisfactory to the Administrative Agent with respect to the Mortgaged Properties designated by the Administrative Agent, based upon abstract or record examinations acceptable to the Administrative Agent and (a) stating that the Company or its Subsidiary, as applicable, has good and marketable title to the Mortgaged Properties, free and clear of all Liens except Permitted Liens, (b) confirming that such Mortgaged Properties are subject to Security Documents securing the Obligations that constitute and create legal, valid and duly perfected deed of trust or mortgage Liens in such Mortgaged Properties and interests, and assignments of and security interests in the Oil and Gas attributable to such Mortgaged Properties comprised of Oil and Gas Properties and interests and the proceeds thereof, in each case subject only to Permitted Liens, and (c) covering such other matters as the Administrative Agent may reasonably request.

        4.3   Perfection and Protection of Security Interests and Liens. The Company and its Subsidiaries will from time to time deliver to the Administrative Agent any financing statements, amendment, assignment and continuation statements, extension agreements and other documents, properly completed and executed (and acknowledged when required) by the Company or its Subsidiary, as applicable, in form and substance satisfactory to the Administrative Agent, which the Administrative Agent reasonably requests for the purpose of perfecting, confirming, or protecting any Liens or other rights in Collateral securing any Obligations.

        4.4   Offset. To secure the repayment of the Obligations the Company hereby grants the Administrative Agent and each Lender a security interest, a Lien, and a right of offset, each of which shall be in addition to all other interests, Liens, and rights of the Administrative Agent and the Lenders at common law, under the Loan Documents, or otherwise, and each of which shall be upon and against (a) any and all moneys, securities or other Property (and the proceeds therefrom) of the Company now or hereafter held or received by or in transit to the Administrative Agent or any Lender from or for the account of the Company, whether for safekeeping, custody, pledge, transmission, collection or otherwise, (b) any and all deposits (general or special, time or demand, provisional or final) of the Company with the Administrative Agent or any Lender, and (c) any other credits and claims of the Company at any time existing against the Administrative Agent or any Lender, including claims under certificates of deposit. During the existence of any Event of Default, the Administrative Agent or any Lender is hereby authorized to foreclose upon, offset, appropriate, and apply, at any time and from time to time, without notice to the Company, any and all items hereinabove referred to against the Obligations then due and payable.

        4.5   Guaranty.

          (a)   Pursuant to Section 7.12, each Guarantor shall execute and deliver to the Administrative Agent and each Subsidiary of the Company now existing or created, acquired or coming into existence after the date hereof (including for avoidance of doubt Marquez Energy) shall, promptly upon request by the Administrative Agent, execute and deliver to the Administrative Agent an absolute and unconditional guaranty of the timely repayment of, and the due and punctual performance of the Obligations of the Company hereunder, which Guaranty shall be satisfactory to the Lenders in form and substance of Exhibit "G" hereto. The Company will cause each of its Subsidiaries to deliver to the Administrative Agent, simultaneously with its delivery of such a Guaranty, written evidence satisfactory to the Administrative Agent and its counsel that such Subsidiary has taken all corporate, limited liability company or partnership action necessary to duly approve and authorize its execution, delivery and performance of such Guaranty and any Security Documents and other documents which it is required to execute.

          (b)   Benefit to Guarantors. The Company and each Guarantor are mutually dependent on each other in the conduct of their respective businesses, with the credit needed from time to time by each often being provided by another or by means of financing obtained by one such Affiliate with the support of the other for their mutual benefit and the ability of each to obtain such financing is dependent on the successful operations of the other. The board of directors or general partner, where applicable, of each Guarantor has determined that such Guarantor's execution, delivery and performance of this Agreement may reasonably be expected to directly or indirectly benefit such Guarantor and is in the best interests of such Guarantor.

          (c)   Reasonable Consideration for Guaranties. The direct or indirect value of the consideration received and to be received by such Guarantor in connection herewith is reasonably worth at least as much as the liability and obligations of each Guarantor hereunder and its Guaranty, and the incurrence of such liability and obligations in return for such consideration may reasonably be expected to benefit such Guarantor, directly or indirectly.

          (d)   No Insolvencies. Neither the Company nor any Guarantor is "insolvent" on the date hereof (that is, the sum of such Person's absolute and contingent liabilities, including the Obligations, does not exceed the fair market value of such Person's assets, including any rights of contribution, reimbursement or indemnity). Each of the Company and each Guarantor has capital which is adequate for the businesses in which such Person is engaged and intends to be engaged. None of the Company nor any Guarantor has incurred (whether hereby or otherwise), nor does the Company or Guarantor intend to incur or believe that it will incur, liabilities which will be beyond its ability to pay as such liabilities mature.

        4.6   Production Proceeds. Notwithstanding that, by the terms of the various Security Documents, the Company is and will be assigning to the Administrative Agent all of the Net Proceeds of Production accruing to the Mortgaged Properties covered thereby, so long as no Event of Default has occurred and is continuing, the Administrative Agent, on behalf of the Lenders, grants each of the Company and its Subsidiaries a revocable license to continue to receive from the purchasers of production all such Net Proceeds of Production, subject, however, to the Liens created under the Security Documents, which Liens are hereby affirmed and ratified. During the continuance of an Event of Default described under Sections 9.1(g) or (h), this license shall be automatically revoked, and during the continuance of any other Event of Default, this license shall be revocable in the sole discretion of the Administrative Agent, and the Administrative Agent may exercise all rights and remedies granted under the Security Documents, including the right to obtain possession of all Net Proceeds of Production then held by the Company and its Subsidiaries or to receive directly from the purchasers of production all other Net Proceeds of Production. In no case shall any failure, whether purposeful or inadvertent, by the Administrative Agent to collect directly any such Net Proceeds of Production constitute in any way a waiver, remission or release of any of its rights under the Security Documents, nor shall any release of any Net Proceeds of Production by the Administrative Agent to the Company and its Subsidiaries constitute a waiver, remission, or release of any other Net Proceeds of Production or of any rights of the Administrative Agent to collect other Net Proceeds of Production thereafter.

ARTICLE V
CONDITIONS PRECEDENT

        5.1   Conditions of Initial Credit Extensions. Each Lender's commitment to lend money hereunder to the Company is subject to the condition that the Administrative Agent shall have received on or before the Effective Time all of the following, in form and substance satisfactory to the Administrative Agent and each Lender, and in sufficient copies for each Lender:

          (a)   Credit Agreement and Revolving Credit Notes. This Agreement, the Revolving Credit Notes, the Guaranty and the Security Documents duly executed by each party thereto;

          (b)   Resolutions; Incumbency; Organization Documents. (i) Resolutions of the board of directors of the Company and members or the board of directors of each Guarantor or its general partner, as applicable, authorizing the transactions contemplated hereby, certified as of the Effective Time by the Secretary or an Assistant Secretary of such Person; (ii) Certificates of the Secretary of the Company and the Secretary of each Guarantor certifying the names and true signatures of the officers of such Person authorized to execute, deliver and perform, as applicable, this Agreement, the Security Documents, the Guaranty, and all other Loan Documents to be delivered by it hereunder; and (iii) the Organization Documents of the Company and of each Guarantor as in effect on the Effective Time, certified by the Secretary or Assistant Secretary of the such Person as of the Effective Time;

          (c)   Good Standing. A good standing certificate for the Company and each Guarantor from its state of incorporation or formation, evidencing its qualification to do business in California for the Company and each Guarantor and in Texas for the Company, in each case as of a recent date;

          (d)   Payment of Fees. Evidence of payment by the Company of all accrued and unpaid fees, costs and expenses owed pursuant to the Original Credit Agreement and under this Agreement in each case to the extent then due and payable on the Effective Time, including any such costs, fees and expenses arising under or referenced in Sections 2.8 and 11.4;

          (e)   Certificate. A certificate signed by a Responsible Officer, dated as of the Effective Time, stating that (i) the representations and warranties contained in Article VI are true and correct on and as of such date, as though made on and as of such date; (ii) no litigation is pending or threatened against the Company or any Subsidiary in which there is a reasonable probability of an adverse decision which would result in a Material Adverse Effect; and (iii) there has occurred no event or circumstance that has resulted or would reasonably be expected to result in a Material Adverse Effect since September 30, 2004, and no other Default exists;

          (f)    Due Diligence. Due diligence review satisfactory to the Administrative Agent on behalf of the Required Lenders, including but not limited to confirmation to the Administrative Agent's satisfaction that the terms of Senior Notes and the Senior Notes Indenture conform in all material respects to the description thereof in the Preliminary Offering Memorandum, and satisfaction with the Company's legal structure, capital budgets, Tax position, hedging strategy and hedging position;

          (g)   Title. Evidence that the Company shall have good and marketable title on at least 90% of the net present value of the Company's and the Subsidiaries' proved Oil and Gas Properties (the net present value of which has been determined by a discount factor of 10%) and mid-stream assets subject to no other Liens, other than Permitted Liens, evidenced by title information satisfactory to the Administrative Agent and the Lenders;

          (h)   Environmental. Satisfactory review of current public environmental data sources, registers and lists regarding the Company, each Guarantor, and their respective Oil and Gas Properties and satisfaction by the Administrative Agent and the Lenders with all environmental matters;

          (i)    Insurance Certificates. Insurance certificates in form and substance reasonably satisfactory to the Administrative Agent, from the Company's insurance carriers reflecting the current insurance policies required under Section 7.6 including any necessary endorsements to reflect the Administrative Agent as loss payee for the ratable benefit of the Lenders, with the right to receive at least 30 days prior notice of cancellation of any such policy;

          (j)    Other Documents. Such other approvals, opinions, documents or materials as the Administrative Agent or any Lender may request;

          (k)   Opinion of Counsel. An opinion of Davis Graham & Stubbs LLP covering such matters as the Lenders may require and in form and substance satisfactory to the Lenders dated as of the Effective Time, including without limitation, due incorporation or formation, existence, good standing, and opinions of local counsel as to the enforceability and perfection of the Liens and security interests created under the Security Documents in the Collateral securing the Company's Obligations;

          (l)    Initial Reserve Report and Initial Financial Statement. The Initial Reserve Report and the Audited Financial Statements each in form and substance satisfactory to the Administrative Agent;

          (m)  Senior Notes Offering. Evidence that the Senior Notes Offering shall have been completed, and the proceeds thereof applied to prepay in full all Term Loans (as defined in the Original Credit Agreement) and to prepay in full all Revolving Credit Loans (as defined in the Original Credit Agreement);

          (n)   Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions in which UCC financing statements or other filings or recordations should be made to evidence or perfect security interests in all assets of the Company and the Guarantors, and such search shall reveal no Liens on any of the Property of the Company and the Guarantors, except for Permitted Liens;

          (o)   MMS Operational Matters. The Administrative Agent shall have received evidence that the Company is qualified by the Minerals Management Service of the United States Department of Interior to operate its Hydrocarbon Interests comprised of leases covering submerged lands on the federal Outer Continental Shelf; and

          (p)   Filings, Registrations and Recordings. Each document (including, without limitation, any UCC financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Permitted Liens), shall have been filed, registered or recorded or shall have been delivered to the Administrative Agent in proper form for filing, registration or recordation.

        5.2   Conditions to All Credit Extensions. The obligation of each Lender to make any Revolving Credit Loan (including its initial Revolving Credit Loan) or to continue or convert any Revolving Credit Loan under Section 2.3 (but specifically excluding the conversion of LIBO Rate Loans on the last day of the Interest Period therefor into Base Rate Loans), and of the obligation of the Issuing Lender to issue any Letters of Credit is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date or Conversion/Continuation Date:

          (a)   Notice. The Administrative Agent shall have received a Notice of Borrowing or a Notice of Conversion/Continuation, as applicable;

          (b)   Continuation of Representations and Warranties. The representations and warranties in Article VI shall be true and correct in all material respects on and as of such Borrowing Date or Conversion/Continuation Date with the same effect as if made on and as of such Borrowing Date or Conversion/Continuation Date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date);

          (c)   No Existing Default. No Default or Event of Default shall exist or shall result from such Borrowing, continuation or conversion or Issuance; and

          (d)   No Event or Condition of Material Adverse Effect. No event or condition having a Material Adverse Effect shall have occurred since September 30, 2004, or if applicable the date of the most recent annual audited consolidated financial statements of the Company delivered to the Administrative Agent pursuant to Section 7.1(a).

Each Notice of Borrowing or Notice of Conversion/Continuation submitted by the Company hereunder shall constitute a representation and warranty by the Company hereunder, as of the date of each such notice and as of each Borrowing Date or Conversion/Continuation Date, as applicable, that the conditions in Section 5.2 are satisfied.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

        The Company represents and warrants to the Administrative Agent and each Lender that:

        6.1   Organization, Existence and Power. Each of the Company and its Subsidiaries: (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation; (b) has the power and authority and all material governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and to execute, deliver, and perform its obligations under the Loan Documents; (c) is duly qualified as a foreign corporation, limited partnership or limited liability company and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification or license, except where failure to do so would not reasonably be expected to have a Material Adverse Effect; and (d) is in compliance in all material respects with all Requirements of Law.

        6.2   Corporate Authorization; No Contravention. The execution, delivery and performance by the Company and its Subsidiaries of this Agreement and each other Loan Document to which such Person is a party have been duly authorized by all necessary organizational action, and do not and will not: (a) contravene the terms of any of that Person's Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any material Contractual Obligation to which such Person is a party that would be prior to the Liens granted to the Administrative Agent for the benefit of the Lenders or otherwise that would constitute a Material Adverse Effect, or any order, injunction, writ or decree of any Governmental Authority to which such Person or its material Property is subject; or (c) violate in any material respect any Requirement of Law.

        6.3   Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary in connection with the execution, delivery or performance by, or enforcement against, the Company or any of its Subsidiaries of this Agreement or any other Loan Document to which it is a party, except for filings necessary to obtain and maintain perfection of Liens; routine filings related to the Company and the operation of its business; and such filings as may be necessary in connection with the Lenders' exercise of remedies hereunder.

        6.4   Binding Effect. This Agreement and each other Loan Document to which the Company or such Subsidiary is a party constitute the legal, valid and binding obligations of the Company and any of its Subsidiaries to the extent it is a party thereto, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

        6.5   Litigation. Unless specifically disclosed in Schedule 6.5 attached hereto, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of the Company, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the Company or its Subsidiaries or any of their respective Properties which (i) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; or (ii) if determined adversely to the Company or its Subsidiaries, would reasonably be expected to have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

        6.6   No Default. No Default or Event of Default exists or would be reasonably expected to result from the incurring of any Obligations by the Company. As of the Effective Time, neither the Company nor any Subsidiary is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, would reasonably be expected to have a Material Adverse Effect, or that would, if such default had occurred after the Effective Time, create an Event of Default under Section 9.1(f).

        6.7   ERISA Compliance. Except as specifically disclosed in Schedule 6.7:

          (a)   Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and to the best knowledge of the Company, nothing has occurred which would cause the loss of such qualification. The Company and each ERISA Affiliate have made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

          (b)   There are no pending or, to the best knowledge of Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or would reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

          (c)   (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

        6.8   Margin Regulations. The proceeds of the Revolving Credit Loans shall be used solely for the purposes set forth in and permitted by Section 7.13. Neither the Company nor any Subsidiary is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

        6.9   Title to Properties. The Company and each Subsidiary have good and marketable title to the Mortgaged Properties subject only to Permitted Liens, and, except for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, have good and marketable title to, or valid leasehold interests in, all other Property necessary or used in the ordinary conduct of their respective businesses. As of the Effective Time, the Mortgaged Properties of the Company and its Subsidiaries are subject to no Liens, other than Permitted Liens.

        6.10 Oil and Gas Reserves. The Company and each Subsidiary is and will hereafter be, in all material respects, the owner of the Oil and Gas that it purports to own from time to time in and under its Oil and Gas Properties, together with the right to produce the same. The Oil and Gas Properties are not subject to any Lien other than as set forth in the financial statements referred to in Section 6.14, as disclosed in such financial statements to the Lenders in writing prior to the date of this Agreement and Permitted Liens. All Oil and Gas has been and will hereafter be produced, sold and delivered in accordance in all material respects with all applicable laws and regulations of every Governmental Authority; each of the Company and its Subsidiaries has complied in all material respects and will hereafter use commercially reasonable efforts to comply with all material terms of each oil, gas and mineral lease comprising its Oil and Gas Properties; and all such oil, gas and mineral leases have been and will hereafter be maintained in full force and effect; provided, however, that nothing in this Section 6.10 shall prevent the Company or its Subsidiaries from abandoning any well or forfeiting, surrendering or releasing any lease in the ordinary course of business which is not disadvantageous in any way to the Lenders and which, in the opinion of the Company or its Subsidiaries, is in its best interest, and following which the Company and its Subsidiaries are and will hereafter be in compliance with all obligations hereunder and the other Loan Documents. To the best of the knowledge of the Company and its Subsidiaries, all of its Oil and Gas Properties are and will hereafter be enforceable in all material respects in accordance with their terms, except as such may be modified by applicable bankruptcy law or an order of a court in equity.

        6.11 Initial Reserve Report. The Company has heretofore delivered to the Administrative Agent a true and complete copy of a report, dated effective as of January 1, 2004, prepared by Ryder Scott Co. L.P. as updated by the Company's mid-year reserve report effective as of July 1, 2004, (the "Initial Reserve Report") covering certain of the Company's Oil and Gas Properties located in or offshore California and in Texas relating to an evaluation of the Oil and Gas attributable to certain of the Mortgaged Properties described therein. To the best knowledge of the Company, (i) the assumptions stated or used in the preparation of the Initial Reserve Report are reasonable, (ii) all information furnished by the Company to the Independent Engineer for use in the preparation of the Initial Reserve Report was accurate in all material respects, (iii) there has been no material adverse change in the amount of the estimated Oil and Gas reserves shown in the Initial Reserve Report since the date thereof, except for changes which have occurred as a result of production in the ordinary course of business, and (iv) the Initial Reserve Report does not omit any material statement or information necessary to cause the same not to be misleading to the Lenders.

        6.12 Gas Imbalances. Except as disclosed to the Lenders in writing prior to the date of this Agreement, there are no gas imbalances, take or pay or other prepayments with respect to any of the Oil and Gas Properties in excess of $400,000 in the aggregate which would require the Company or its Subsidiaries to deliver Oil and Gas produced from any of the Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor.

        6.13 Taxes. The Company and its Subsidiaries have filed all federal Tax returns and reports required to be filed, and have paid all federal Taxes, assessments, fees and other governmental charges levied or imposed upon them or their Properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. The Company and its Subsidiaries have filed all state and other non-federal Tax returns and reports required to be filed, and have paid all state and other non-federal Taxes, assessments, fees and other governmental charges levied or imposed upon them or their Properties, income or assets prior to delinquency thereof, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. To the Company's knowledge, there is no proposed Tax assessment against the Company or any Subsidiary that would, if made, reasonably be expected to have a Material Adverse Effect.

        6.14 Financial Statements and Condition.

          (a)   The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the consolidated financial condition of the Company and its Subsidiaries as of the dates thereof and results of operations for the periods covered thereby (subject in the case of the Initial Financial Statements to normal and recurring year-end audit adjustments); and (iii) except as specifically disclosed in Schedule 6.14(a) or in the Audited Financial Statements, the Company and its Subsidiaries have no material Indebtedness or other material liabilities, direct or contingent, as of the date hereof, including liabilities for Taxes, material commitments or Contingent Obligations.

          (b)   During the period from June 30, 2004 to and including the date hereof there has been no Disposition by the Company or any Subsidiaries of any material part of its business or Property, other than Dispositions permitted by Section 8.2(a), (b), (c), (d) or (e).

          (c)   Since September 30, 2004 through the Effective Time, there has been no Material Adverse Effect.

        6.15 Environmental Matters. Each of the Company and its Subsidiaries conducts in the ordinary course of business a review of the effect of existing Environmental Laws and existing Environmental Claims on its business, operations and Properties, and such Properties which it is acquiring or planning to acquire and as a result thereof the Company has reasonably concluded that, unless specifically disclosed in Schedule 6.15, such Environmental Laws and Environmental Claims would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

        6.16 Regulated Entities. None of the Company, its Subsidiaries, any Person controlling the Company, or any Subsidiary, is an "Investment Company" within the meaning of the Investment Company Act of 1940. None of the Company, any Person controlling the Company or any Subsidiary, is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other federal or state statute or regulation limiting its ability to incur Indebtedness.

        6.17 No Burdensome Restrictions. Neither the Company nor any Subsidiary is a party to or bound by any Contractual Obligation, or subject to any restriction in any Organization Document, or any Requirement of Law, which would reasonably be expected to have a Material Adverse Effect.

        6.18 Copyrights, Patents, Trademarks and Licenses, etc. The Company and each Subsidiary own or are licensed or otherwise have the right to use all of the material patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, without material conflict with the rights of any other Person. To the best knowledge of the Company, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company or any Subsidiary infringes upon any rights held by any other Person. Except as specifically disclosed in Schedule 6.5, no claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Company, threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of the Company, proposed, which, in either case, would reasonably be expected to have a Material Adverse Effect.

        6.19 Subsidiaries. As of the Effective Time, the Company has no Subsidiary other than those specifically disclosed in part (a) of Schedule 6.19 hereto and has no material equity investments in any other Person other than those specifically disclosed in part (b) of Schedule 6.19.

        6.20 Insurance. The Properties of the Company and each Subsidiary are insured with financially sound and reputable insurance companies that are not Affiliates of the Company, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar Properties in localities where the Company or such Subsidiary operates.

        6.21 Full Disclosure. None of the representations or warranties made by the Company or any Subsidiary in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, written statement or certificate furnished by or on behalf of the Company or any Subsidiary in connection with the Loan Documents, taken as whole, contains any untrue statement of a material fact known to the Company or omits any material fact known to the Company required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

        6.22 Solvency. At the Effective Time, and giving effect to the Senior Notes Offering and the use of proceeds thereof, each of the Company and its Subsidiaries, taken as a whole, and the Company, individually, and each Guarantor individually, is Solvent.

        6.23 Labor Matters. Except to the extent such matters do not to constitute a Material Adverse Effect, (a) no actual or threatened strikes, labor disputes, slowdowns, walkouts, work stoppages, or other concerted interruptions of operations that involve any employees employed at any time in connection with the business activities or operations at the Property of the Company or any Subsidiary exist, (b) hours worked by and payment made to the employees of the Company have not been in violation of the Fair Labor Standards Act or any other applicable laws pertaining to labor matters, (c) all payments due from the Company or any Subsidiary for employee health and welfare insurance, including, without limitation, workers compensation insurance, have been paid or accrued as a liability on its books, and (d) the business activities and operations of the Company and each Subsidiary are in compliance with the Occupational Safety and Health Act and other applicable health and safety laws.

        6.24 Downstream Contracts. The Company represents and warrants that the Company's marketing, gathering, transportation, processing and treating facilities and equipment, together with any marketing, gathering, transportation, processing and treating contracts in effect among, inter alia, Company and any other Person, are sufficient to market, gather, transport, process and/or treat, as applicable, reasonably anticipated volumes of production of Oil and Gas from the Company's Oil and Gas Properties. Any such contracts with Affiliates are disclosed on Schedule 6.24 hereto.

        6.25 Derivative Contracts. Neither the Company nor any Subsidiary is party to any Derivative Contract other than the Existing Derivative Contracts.

ARTICLE VII
AFFIRMATIVE COVENANTS

        So long as the Issuing Lender or any Lender shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Lenders waive compliance in writing:

        7.1   Financial Statements. The Company shall maintain for itself and each Subsidiary, on a consolidated basis a system of accounting established and administered in accordance with GAAP and deliver to the Administrative Agent and each Lender:

          (a)   As soon as available, but not later than 120 days after the end of each fiscal year a copy of the annual audited consolidated balance sheet of the Company and its Subsidiaries as at the end of such year and the related consolidated statements of operations and retained earnings, comprehensive income and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year; the Company's financial statements shall be accompanied by the unqualified opinion (or, if qualified, of a non-material nature (e.g. FASB changes of accounting principles) or nothing indicative of going concern or material misrepresentation nature) and a copy of the management letter of Deloitte & Touche LLP or other nationally recognized independent public accounting firm acceptable to the Required Lenders (the "Independent Auditor"), which report shall state that such consolidated financial statements present fairly in all material respects the consolidated financial position of the Company and its Subsidiaries at the end of such periods and the results of their operations and their cash flows for the periods indicated in conformity with GAAP; and

          (b)   As soon as available, but not later than 60 days after the close of each of the first three quarterly periods, a copy of the unaudited consolidated balance sheet of the Company as of the end of such quarter and the related consolidated statements of operations and retained earnings, comprehensive income and cash flows for the period commencing on the first day and ending on the last day of such period, setting forth in each case in comprehensive form the figures for the comparable period in the previous fiscal year and certified by a Responsible Officer as fairly presenting in all material respects, in accordance with GAAP (subject to normal and recurring year-end audit adjustments), the consolidated financial position of the Company and its Subsidiaries at the end of such periods and the results of their operations and their cash flows.

        7.2   Certificates; Other Production and Reserve Information. The Company shall furnish to the Administrative Agent and each Lender:

          (a)   As soon as available, but not later than 60 days after the close of each quarter, a Quarterly Status Report in a form reasonably acceptable to the Lenders, as of the last day of the immediately preceding quarter;

          (b)   Concurrently with the delivery of the financial statements referred to in Sections 7.1(a) and (b), and the reports referred to in Section 7.2(a), a Compliance Certificate executed by a Responsible Officer;

          (c)   On or before (i) April 1, effective as of January 1, of each year during the term of this Agreement, a Reserve Report prepared by Ryder Scott Co. L.P., Netherland Sewell & Associates, Inc. or other independent petroleum engineer acceptable to the Lenders (the "Independent Engineer") in form and substance acceptable to the Required Lenders in their sole and absolute discretion, and (ii) October 1, effective as of July 1, of each year during the term of this Agreement, a Reserve Report prepared by the Company in substantially the same form as the January 1 Reserve Report and certified by a Responsible Officer as true and correct in all material respects;

          (d)   promptly upon the request of the Lenders, such copies of all geological, engineering and related data contained in the Company's files or readily accessible to the Company relating to its and its Subsidiaries' Oil and Gas Properties as may reasonably be requested;

          (e)   on request by the Administrative Agent, based upon the Administrative Agent's or the Required Lenders' good faith belief that the Company's or its Subsidiaries' title to the Mortgaged Properties or the Administrative Agent's Lien thereon is subject to claims of third parties, or if required by regulations to which the Administrative Agent or any of the Lenders is subject, title and mortgage Lien evidence satisfactory to the Administrative Agent covering such Mortgaged Property as may be designated by the Administrative Agent, covering the Company's or its Subsidiaries' title thereto and evidencing that the Obligations are secured by Liens and security interests as provided in this Agreement and the Security Documents;

          (f)    promptly upon its completion in each fiscal year of the Company commencing with the 2005 fiscal year through and including the 2007 fiscal year, and not later than January 30 of each such fiscal year, a copy of the annual budget of the Company and its Subsidiaries on a consolidated basis for such fiscal year, projecting total Oil and Gas revenue, total revenue, total operating costs and expenses, Consolidated Net Income, Consolidated Interest Expense, Consolidated EBITDA and total capital expenditures, by fiscal quarter; and

          (g)   promptly, such additional information regarding the business, financial or corporate affairs of the Company or any Subsidiary as the Administrative Agent, at the request of any Lender, may from time to time reasonably request.

        7.3   Notices. The Company shall promptly notify the Administrative Agent and each Lender in writing:

          (a)   of the occurrence of any Default or Event of Default, and of the occurrence or existence of any event or circumstance that would reasonably be expected to become a Default or Event of Default;

          (b)   of any matter that has resulted or may reasonably be expected to result in a Material Adverse Effect, including (i) material breach or non performance of, or any default under, a Contractual Obligation of the Company or any Subsidiary or any allegation thereof; (ii) any material dispute, litigation, investigation, proceeding or suspension between the Company or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any material litigation or proceeding affecting the Company or any Subsidiary, including pursuant to any applicable Environmental Laws;

          (c)   of any material change in accounting policies or financial reporting practices by the Company or any of its consolidated Subsidiaries;

          (d)   of the formation or acquisition of any Subsidiary; and

          (e)   of any new plugging bond or performance bond issued for the account of the Company or any of its Subsidiaries if the uninsured portion of the obligation underlying such bond is greater than or equal to $4,000,000.

        Each notice under this Section 7.3 shall be accompanied by a written statement by a Responsible Officer setting forth details of the occurrence referred to therein, and stating what action the Company or any affected Subsidiary proposes to take with respect thereto and at what time. Each notice under Section 7.3(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been (or foreseeably will be) breached or violated.

        7.4   Preservation of Company Existence, Etc. The Company and each Subsidiary shall:

          (a)   preserve and maintain in full force and effect its legal existence, and maintain its good standing under the laws of its state or jurisdiction of formation except where the failure to do so would not reasonably be expected to have a Material Adverse Effect;

          (b)   preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business except where the failure to do so would not reasonably be expected to have a Material Adverse Effect;

          (c)   use reasonable efforts, in the ordinary course of business, to preserve its business organization and goodwill except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; and

          (d)   preserve or renew all of its registered patents, trademarks, trade names and service marks, the non preservation of which would reasonably be expected to have a Material Adverse Effect.

        7.5   Maintenance of Property. The Company and each Subsidiary shall maintain and preserve all its Property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and to use the standard of care typical in the industry in the operation and maintenance of its facilities except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided, however, that nothing in this Section 7.5 shall prevent the Company or any of its Subsidiaries from abandoning any well or forfeiting, surrendering or releasing any lease in the ordinary course of business which is not materially disadvantageous in any way to the Lenders and which, in its opinion, is in the best interest of the Company, and following which the Company is and will hereafter be in compliance with all obligations hereunder and the other Loan Documents.

        7.6   Insurance. The Company shall, and shall cause its Subsidiaries to, maintain, with financially sound and reputable independent insurers, insurance with respect to its Properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

        7.7   Payment of Obligations. Unless being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary, the Company and each Subsidiary shall pay and discharge prior to delinquency, all their respective obligations and liabilities, including: (a) all Tax liabilities, assessments and governmental charges or levies upon it or its Properties or assets; (b) all lawful claims which, if unpaid, would by law become a Lien upon its Property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness; except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

        7.8   Compliance with Laws. The Company shall and each of its Subsidiaries shall comply in all material respects with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act), except (a) such as may be contested in good faith or as to which a bona fide dispute may exist or (b) where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

        7.9   Compliance with ERISA. The Company shall, and shall cause each of its ERISA Affiliates to (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code.

        7.10 Inspection of Property and Books and Records. The Company and its Subsidiaries shall maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company and such Subsidiaries. The Company and its Subsidiaries shall permit representatives and independent contractors of the Administrative Agent or any Lender to visit and inspect any of their respective Properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective managers, directors, officers, and independent public accountants, all at the expense of the Company and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided, however, when an Event of Default exists the Administrative Agent or any Lender may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice.

        7.11 Environmental Laws. The Company and its Subsidiaries shall conduct their respective operations and keep and maintain their respective Properties in compliance with all Environmental

Laws, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

        7.12 New Subsidiary Guarantors. If, at any time after the date of this Agreement, there exists any Subsidiary with total assets with a book value of $100,000 or more, then the Company shall, on the date any such Subsidiary is acquired, or acquires or otherwise becomes possessed of such amount of total assets (a) cause each such Subsidiary (excluding Ellwood and the Real Estate Subsidiary) to execute and deliver a Guaranty to the Administrative Agent, (b) pledge to the Administrative Agent for the benefit of the Lenders all of the outstanding shares of capital stock, membership, partnership, or other equity interests thereof pursuant to a Security Document satisfactory to the Administrative Agent and (c) cause such Subsidiary to execute and deliver such Security Documents as may be required pursuant to Sections 4.2, 4.5(a) or 7.14(b).

        7.13 Use of Proceeds. The Company may use the proceeds of the Revolving Credit Loans only for the following purposes: (i) for working capital purposes; (ii) for the Marquez Energy Acquisition and the acquisition, exploration and development of Oil and Gas Properties; (iii) to effect the Section 253 Merger; (iv) to finance the payment of the special Cash Dividend referred to in clause (i) of Section 8.9; and (v) for other general corporate purposes. The Company shall use the Letters of Credit as support for plugging and abandonment obligations, other obligations in the ordinary course of business, and for other purposes approved by the Administrative Agent.

        7.14 Further Assurances.

          (a)   The Company will promptly cure any defects in the creation and issuance of the Notes and the execution and delivery of this Agreement, the Security Documents or any other instruments referred to or mentioned herein or therein. The Company at its expense will promptly do all acts and things, and will execute and file or record, all instruments reasonably requested by the Administrative Agent, to establish, perfect, maintain and continue the perfected security interest of the Lenders in or the Lien of the Lenders on the Mortgaged Properties.

          (b)   The Company shall promptly execute and cause the Guarantors to execute such additional Security Documents in form and substance satisfactory to Administrative Agent, granting to Administrative Agent first priority perfected Liens on Oil and Gas Properties that are not then part of the Mortgaged Properties, sufficient to cause the Mortgaged Properties to include ninety percent (90%) of the total present value of the proved Oil and Gas reserves of the Company and the Guarantors and at least ninety-five percent (95%) of the total present value of the proved developed producing Oil and Gas reserves of the Company and the Guarantors. In addition, the Company will furnish to the Administrative Agent title due diligence in form and substance satisfactory to the Administrative Agent and will furnish all other documents and information relating to such Mortgaged Properties as the Administrative Agent may reasonably request. The Company will pay the costs and expenses of all filings and recordings and all searches deemed necessary by the Administrative Agent to establish and determine the validity and the priority of the Liens created or intended to be created by the Security Documents; and the Company will satisfy all other claims and charges which in the reasonable opinion of the Administrative Agent might prejudice, impair or otherwise affect any of the Mortgaged Properties or the Lenders' Lien thereon.

        7.15 Hedging Program. The Company shall maintain Derivative Contracts, subject to the restrictions set forth in Section 8.10(a) which fix a floor price during calendar year 2006 of at least $35.00 per barrel of oil equivalent on a notional volume of at least 5,000 barrels of oil equivalent per day.

ARTICLE VIII
NEGATIVE COVENANTS

        So long as the Issuing Lender or any Lender shall have any Commitment hereunder, or any Revolving Credit Loan or other Obligation shall remain unpaid or unsatisfied, unless the Lenders waive compliance in writing:

        8.1   Limitation on Liens. Each of the Company and Guarantor agrees that it shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its Property, whether now owned or hereafter acquired, other than the following ("Permitted Liens"):

          (a)   any Lien on Property of the Company or any Subsidiary (i) created and existing under the TD Credit Agreement and assigned to the Administrative Agent for the benefit of the Lenders pursuant to the Assignment of Notes and Liens (as defined in the TD Credit Agreement) and (ii) as set forth in Schedule 8.1 securing Indebtedness outstanding on such date;

          (b)   any Lien created under any Loan Document;

          (c)   Liens for Taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that non payment thereof is permitted by Section 7.7;

          (d)   carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other similar Liens arising in the ordinary course of business (whether by law or by contract) which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the Property subject thereto;

          (e)   Liens consisting of pledges or deposits required in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation;

          (f)    easements, rights of way, restrictions, defects or other exceptions to title and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, are not incurred to secure Indebtedness, and which do not in any case materially detract from the value of the Property subject thereto or interfere with the ordinary conduct of the businesses of the Company, the Guarantors and their respective Subsidiaries;

          (g)   Liens on the Property of the Company, any Guarantor or any Subsidiary of such Person securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money) or statutory obligations, (ii) Contingent Obligations on surety and appeal bonds, and (iii) other non-delinquent obligations of a like nature; in each case, incurred in the ordinary course of business;

          (h)   Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution or under any deposit account agreement entered into in the ordinary course of business; provided, however, that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company, (ii) the Company (or applicable Subsidiary) maintains (subject to such right of set off) dominion and control over such account(s), and (iii) such deposit account is not intended by the Company, any Guarantor or any Subsidiary to provide cash collateral to the depository institution;

          (i)    Oil and Gas Liens to secure obligations which are not delinquent and which do not in any case materially detract from the value of the Oil and Gas Property subject thereto;

          (j)    Liens securing the Real Estate Subsidiary's Indebtedness described in Section 8.5(e);

          (k)   Liens on cash collateral held by the Toronto-Dominion Bank to secure the Company's reimbursement obligations with respect to the TD Letters of Credit; provided, however, that the aggregate amount of such Liens shall not exceed $310,000.00; and

          (l)    Possession by the Sellers under the Marquez Energy Purchase Agreement of the Marquez Energy Deposit, to be applied or returned by Sellers in accordance with the terms of the Marquez Energy Purchase Agreement.

        8.2   Disposition of Assets. The Company and each Guarantor shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) (collectively, "Dispositions") any Property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:

          (a)   as permitted under Sections 7.5, 8.3, 8.4, or 8.10;

          (b)   Dispositions of inventory including produced Oil and Gas in the ordinary course of business;

          (c)   Dispositions among the Company and wholly-owned Subsidiaries which are Guarantors;

          (d)   used, worn out or surplus equipment in the ordinary course of business;

          (e)   Dispositions of accounts and notes receivable in the ordinary course of business consistent with past practices;

          (f)    Dispositions of interests in Oil and Gas Properties, or portions thereof, other than the Big Mineral Creek Disposition, that are sold for fair consideration; provided, however, that the aggregate sales prices (as of the effective date of each particular Disposition) for Dispositions made pursuant to this Section 8.2(f) during any Borrowing Base Period shall not exceed 10% of the Borrowing Base; provided further, however, that any such aggregate asset sales in any Borrowing Base Period which result in the receipt on a cumulative basis in such period of net proceeds in excess of 5% of the Borrowing Base (considering any net production proceeds from the effective date of any Disposition to the closing thereof that are credited against the purchase price payable at such closing as net proceeds received by the Company or such Guarantor) shall immediately and automatically, and without the need for further act or evidence, reduce the Borrowing Base on a dollar-for-dollar basis (based on the amount attributable by the Administrative Agent to the sold assets in the most recent Borrowing Base determination under Section 2.6) and any resulting Deficiency shall be immediately cured by the Borrower pursuant to Section 2.7(f)(ii);

          (g)   the Big Mineral Creek Disposition;

          (h)   the Disposition by the Company of its right, title and interest in, to and under the Real Estate Contract to the Real Estate Subsidiary and the complete liquidation of the Company's economic interest in Carpinteria Bluffs Associates, LLC; or

          (i)    any Disposition by the Real Estate Subsidiary of any of its Property.

        8.3   Consolidations and Mergers. The Company and its Subsidiaries shall not merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except:

          (a)   any Guarantor may merge with the Company or another Guarantor; provided, however, that the Company shall be the continuing or surviving corporation in the case of a merger involving the Company;

          (b)   any Subsidiary that is not a Guarantor may merge with the Company or a Guarantor; provided, however, that the Company or such Guarantor shall be the continuing or surviving corporation in the case of a merger involving the Company or a Guarantor; and

          (c)   any Guarantor or other Subsidiary may make Dispositions to the Company or another Guarantor; and

          (d)   Newco may merge with and into the Company pursuant to a merger described in clause (i) of the definition of "Minority Stock Transaction."

        8.4   Loans and Investments. The Company and each Guarantor agree that they shall not purchase or acquire, or permit any of their respective Subsidiaries to purchase or acquire, or make any commitment therefor, any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, or make or commit to make any Acquisitions, or make or commit to make any advance, loan, extension of credit or capital contribution to or any other investment in, any Person, including any Affiliate of the Company, except for:

          (a)   investments in Cash Equivalents;

          (b)   extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business;

          (c)   investments in Guarantors that are directly or indirectly wholly-owned Subsidiaries of the Company;

          (d)   investments in Derivative Contracts permitted under Section 8.10;

          (e)   investments resulting from transactions specifically permitted under Section 8.3;

          (f)    investments with third parties that are (i) customary in the oil and gas business, (ii) made in the ordinary course of the Company's business, and (iii) made in the form of or pursuant to operating agreements, process agreements, farm-in agreements, farm-out agreements, joint venture agreements, development agreements, unitization agreements, pooling agreements, joint bidding agreements, service contracts and other similar agreements, which do not, in any case, involve the Disposition of any Mortgaged Property;

          (g)   advances by the Company to any of its full-time employees for housing loans and for the payment of relocation expenses which do not exceed $2,000,000 at any time outstanding in the aggregate to all such employees;

          (h)   acquisitions of proved Oil and Gas Properties and related assets, located in North America and the adjacent offshore state and federal waters;

          (i)    provided that there shall not have occurred and be continuing a Default hereunder, and no such Default would result therefrom, the Company may make (i) a cash investment in the Real Estate Subsidiary not to exceed $5,000,000, the proceeds of which shall be, and are expressly permitted to be, used for the purchase of real Property located at 6267 Carpinteria Avenue, Carpinteria, California 93013 and the payment of financing fees and other closing costs associated therewith, and (ii) cash investments in Ellwood solely to finance capital expenditures and expenditures mandated by applicable Requirements of Law not to exceed, in the case of this clause (ii), an aggregate amount of $2,000,000 in any fiscal year;

          (j)    provided that the Company shall have complied with Section 7.12 as it relates thereto, the Marquez Energy Acquisition;

          (k)   the execution of the Marquez Energy Purchase Agreement, the payment of the Marquez Energy Deposit pursuant to the terms thereof and the consummation of the Marquez Energy Acquisition; or

          (l)    purchases of outstanding shares of Company capital stock pursuant to any Minority Stock Transaction.

        8.5   Limitation on Indebtedness. Neither the Company nor any Subsidiary shall create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

          (a)   Indebtedness incurred pursuant to this Agreement, including Indebtedness arising under the Existing Credit Agreement in favor of the Lenders existing on the Effective Time;

          (b)   Indebtedness consisting of Contingent Obligations permitted pursuant to Section 8.8;

          (c)   Indebtedness incurred in connection with the issuance of Derivative Contracts permitted under Section 8.10 hereof;

          (d)   Indebtedness described in the definition thereof not to exceed $5,000,000 in the aggregate at any time outstanding;

          (e)   Indebtedness of the Real Estate Subsidiary incurred to finance the purchase of real Property located at 6267 Carpinteria Avenue, Carpinteria, California 93013, with respect to which none of the Company, any Guarantor or any other Subsidiary shall have any Contingent Obligation whatsoever, except the Real Estate Contingent Obligations;

          (f)    reimbursement obligations to The Toronto-Dominion Bank with respect to the TD Letters of Credit; provided, however, that no TD Letters of Credits may be amended, restated, supplemented or otherwise modified or extended without the prior written consent of the Required Lenders; and, provided, further, that the aggregate amount of such reimbursement obligations, and related fees, shall not exceed $310,000.00; and

          (g)   Indebtedness represented by the Senior Notes and the Senior Notes Indenture.

        8.6   Transactions with Affiliates. The Company and each Guarantor agrees that it shall not, and shall not permit any of its respective Subsidiaries to, enter into any transaction with or make any payment or transfer to any Affiliate of the Company or its shareholders, except in the ordinary course of business and upon fair and reasonable terms no less favorable to the Company, such Guarantor or such Subsidiary than would obtain in a comparable arm's length transaction with a Person not an Affiliate of the Company, such Guarantor or such Subsidiary or to the extent permitted under Sections 8.4(j), 8.4(k) or 8.9.

        8.7   Margin Stock. The Company shall not, and shall not suffer or permit any Subsidiary to, use any portion of the proceeds of the Revolving Credit Loans, directly or indirectly, (i) to purchase or carry Margin Stock, (ii) to repay or otherwise refinance Indebtedness of the Company or others incurred to purchase or carry Margin Stock, (iii) to extend credit for the purpose of purchasing or carrying any Margin Stock, or (iv) to acquire any security in any transaction that is subject to Section 13 or 15(d) of the Exchange Act.

        8.8   Contingent Obligations. Each of the Company and each Guarantor agrees that it shall not, and shall not permit any of their respective Subsidiaries to, create, incur, assume or suffer to exist any Contingent Obligations except:

          (a)   endorsements for collection or deposit in the ordinary course of business;

          (b)   Derivative Contracts permitted under Section 8.10 hereof;

          (c)   obligations under plugging bonds, performance bonds and fidelity bonds issued for the account of the Company or its Subsidiaries, obligations to indemnify or make whole any surety and similar agreements incurred in the ordinary course of business and obligations of the Company under the Purchase and Sale Agreement dated November 4, 1998, as amended by the First Amendment to Purchase and Sale Agreement dated January 13, 1999, among the Company, Ellwood, Chevron U.S.A., Inc. and Chevron Pipeline Company;

          (d)   this Agreement and each Guaranty;

          (e)   reimbursement obligations to The Toronto-Dominion Bank with respect to the TD Letters of Credit; provided, however, that no TD Letters of Credit may be amended, restated, supplemented or otherwise modified or extended without the prior written consent of the Required

  Lenders; and, provided, further, that the aggregate amount of such reimbursement obligations, and related fees, shall not exceed $310,000.00;

          (f)    the Real Estate Contingent Obligations; and

          (g)   Guaranty Obligations of the Guarantors under the Senior Notes Indenture.

        8.9   Restricted Payments. Except to the extent permitted in writing by the Required Lenders, the Company agrees that it shall not, and shall not permit any of its Subsidiaries to, purchase, redeem or otherwise acquire for value any membership interests, partnership interests, capital accounts, shares of its capital stock or any warrants, rights or options to acquire such membership interest, partnership interest or shares, now or hereafter outstanding from its members, partners or stockholders and will not declare or pay any distribution, dividend or return capital to its members, partners or stockholders, or make any distribution of assets in cash or in kind to its members, partners or stockholders (collectively "Restricted Payments"); provided, however, that the Company may (i) within 30 days of the Effective Time, declare and pay a special Cash Dividend not to exceed $35,000,000; (ii) following delivery to the Administrative Agent of the annual audited financial statements for the years ended December 31, 2004 and 2003 pursuant to, and accompanied by the unqualified opinion referred to in, Section 7.1(a), declare and pay in any fiscal year commencing with the 2005 fiscal year regular Cash Dividends that do not exceed for such fiscal year the greater of (A) $500,000 and (B) an aggregate amount equal to 25% of Consolidated Net Income for the prior fiscal year; and (iii) consummate any Minority Stock Transaction; provided, further, however that, in the case of any Restricted Payments permitted under clauses (i), (ii) or (iii) foregoing, (A) no Default has occurred and is continuing, (B) no such payment shall cause a Default, and (C) at the time any such Restricted Payment is made by the Company, and giving pro forma effect to such payment, the ratio of the Effective Amount to the Borrowing Base does not exceed .75 to 1.00.

        8.10 Derivative Contracts. The Company, each Guarantor and their respective Subsidiaries shall not enter into or in any manner be liable on any Derivative Contract except:

          (a)   Derivative Contracts entered into with the purpose and effect of fixing prices on oil and/or gas expected to be produced by such Person; provided, however, that at all times (i) no such contract shall be for speculative purposes; (ii) no such contract fixes a price for a term of more than twenty-four (24) months; (iii) no such contract, when aggregated with all Derivative Contracts permitted under Section 8.10(a), shall cover a notional volume in excess of 80% of total estimated Oil and Gas to be produced in any month from the Oil and Gas Properties classified as proved developed producing on the most recent Reserve Report, (iv) each such contract (excluding Derivative Contracts offered by national commodity exchange) shall be with the Administrative Agent, or any of the Lenders, or with a counterparty or have a guarantor of the obligation of the counterparty which, at the time the contract is made, has long-term obligations rated BBB+ or Baa1 or better, respectively, by S&P or Moody's; and (v) no such contract requires the Company to put up money, assets, letters of credit or other security against the event of its non-performance prior to actual default by the Company in performing its obligations thereunder, except Liens in favor of the Administrative Agent for the benefit of the Lenders under the Security Documents.

          (b)   The Existing Derivative Contracts; provided, however, that no Existing Derivative Contract may be amended, restated, supplemented or otherwise modified or extended without the prior written consent of the Required Lenders.

          (c)   Derivative Contracts entered into with the purpose and effect of fixing interest rates on a principal amount of Indebtedness of the Company that is accruing interest at a variable rate; provided, however, that (i) no such contract shall be for speculative purposes; (ii) the floating rate index of each such contract generally matches the index used to determine the floating rates of interest on the corresponding Indebtedness of the Company to be hedged by such contract, (iii) no such contract requires the Company to put up money, assets, letters of credit, or other security against the event of its non-performance prior to actual default by the Company in performing its obligations thereunder, (iv) the aggregate notional amount of the Derivative Contracts shall not exceed fifty percent (50%) of the Borrowing Base during any Borrowing Base Period, and (v) each such contract shall be with a Lender or with a counterparty or have a guarantor of the obligation of the counterparty who, at the time the contract is made, has long-term obligations rated BBB+ or Baa1 or better, respectively, by S&P or Moody's.

          (d)   In the event the Company enters into a Derivative Contract with any of the Lenders, the Contingent Obligation evidenced under such Derivative Contract shall not be applied against such Lender's Commitment nor against the Effective Amount. The benefits of the Security Documents and of the provisions of the Loan Documents relating to the Collateral shall also extend to and be available on a pro rata basis to each Lender and its Affiliates (or former Lender or its Affiliates) in respect to all Indebtedness, advances, debts, liabilities, obligations, covenants and duties, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising, of the Company or any of its Subsidiaries owed to such Lender or its Affiliates or former Lender or its Affiliates under any Derivative Contract; provided, however, that such former Lender was a Lender hereunder at the time it entered into such Derivative Contract.

        8.11 Sale Leasebacks. The Company shall not, and shall not permit, any of its Subsidiaries to, become liable, directly or by way of any Guaranty Obligation, with respect to any lease of any Property (whether real, personal or mixed) whether now owned or hereafter acquired, (a) which the Company or such Subsidiary has sold or transferred or is to sell or transfer to any other Person or (b) which the Company or such Subsidiary of the Company intends to use for substantially the same purposes as any other Property which has been or is to be sold or transferred by the Company or such Subsidiary to any other Person in connection with such lease. Notwithstanding the foregoing or any other provision of this Article VIII, the Company, as lessee, and the Real Estate Subsidiary, as lessor, shall be permitted to have entered into, and to continue to perform, the Master Lease and, subject to compliance with Section 8.6, after the Effective Time to amend the terms thereof, and the Company may subordinate its leasehold interest thereunder to the Lien of the Real Estate Subsidiary's lender.

        8.12 Consolidated Leverage Ratio. The Company shall not permit the Consolidated Leverage Ratio to exceed 4.00 to 1.00.

        8.13 Current Ratio. The Company shall maintain a positive ratio of Current Assets to Current Liabilities in excess of 1.00 to 1.00; provided, however, that for purposes of such ratio, assets or liabilities required by FAS 133 shall be excluded from current assets and current liabilities, respectively.

        8.14 Change in Business. The Company shall not, and shall not permit any Subsidiary to, engage in any business or activity other than the Principal Business; provided, however, that the Company shall not permit Ellwood to engage in any business other than the ownership and operation of common carrier crude oil pipelines; and, provided, further, however, that the Real Estate Subsidiary may engage in, but only in, the ownership and leasing, as lessor, of the real property located at 6267 Carpinteria Avenue, Carpinteria, California 93013, and such activities as are normally incident to the ownership and leasing, as lessor, of commercial real estate.

        8.15 Accounting Changes. The Company shall not, and shall not suffer or permit any Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Company or of any Subsidiary.

        8.16 Certain Contracts; Amendments; Multiemployer ERISA Plans. Except as expressly provided for in the Loan Documents, neither the Company nor any Subsidiary will, directly or indirectly, enter into, create, or otherwise allow to exist any contract or other consensual restriction on the ability of any

Subsidiary of the Company to: (a) pay dividends or make other distributions to the Company, (b) redeem equity interests held in it by the Company, (c) repay loans and other Indebtedness owing by it to the Company, or (d) transfer any of its assets to the Company. Neither the Company nor any Subsidiary will enter into any "take-or-pay" contract or other contract or arrangement for the purchase of goods or services which obligates it to pay for such goods or service regardless of whether they are delivered or furnished to it, except as permitted by Section 8.5(d). Neither the Company nor any Subsidiary will amend or permit any amendment to any other contract or lease which releases, qualifies, limits, makes contingent or otherwise detrimentally affects the rights and benefits of the Administrative Agent or any Lender under or acquired pursuant to any Security Documents. Neither the Company nor any ERISA Affiliate will incur any obligation to contribute to any Multiemployer Plan.

        8.17 Senior Notes. The Company shall not:

          (a)   Amend or modify any of the terms or provisions of the Senior Notes Indenture or the Senior Notes if such amendment or modification would have the effect of (i) accelerating the maturity date of the principal amount thereof, or any scheduled interest payment thereon; (ii) increasing the principal amount thereof or interest rate thereon; (iii) causing, or purporting to cause, the Liens securing the Obligations to cease to be "Permitted Liens" (as defined in the Preliminary Offering Memorandum); or (iv) requiring the Company to grant any Lien for the benefit of the holders thereof, except to the extent described in the Preliminary Offering Memorandum under the caption "Description of Notes—Certain Covenants—Liens" (it being understood in all events that no Lien which would cause the Company to be required to grant any such Lien may be granted if prohibited by any term of this Agreement);

          (b)   amend or modify any other term or provision of the Senior Notes Indenture or Senior Notes if such amendment or modification would be materially adverse to the Lenders; or

          (c)   prepay, redeem, purchase or defease any Senior Notes (except with proceeds of an Equity Offering (as defined in the Preliminary Offering Memorandum), as described in the Preliminary Offering Memorandum in the last paragraph under the caption "Description of Notes — Optional Redemption"), or permit any Subsidiary to do so.

        8.18 Forward Sales, Production Payments, Etc. The Company shall not, and shall not permit any Subsidiary to:

          (a)   Enter into any forward sales transaction or agreement with respect to physical deliveries of Oil and Gas outside the ordinary course of business as conducted prior to the Effective Time; or

          (b)   sell or convey any production payment, term overriding interest, net profits interest or any similar interest (except for overriding royalty or net profits interests granted to employees or consultants of the Company or any Subsidiary in the ordinary course of business in connection with the generation of prospects or the development of Oil and Gas Properties).

ARTICLE IX
EVENTS OF DEFAULT

        9.1   Event of Default. Any of the following shall constitute an "Event of Default":

          (a)   Principal Non Payment. The Company fails to pay, when and as required to be paid herein, any amount of scheduled principal payment of any Revolving Credit Loan, including any mandatory prepayment under Section 2.6(f) of this Agreement;

          (b)   Interest and Expense Non-Payment. The Company fails to pay, when and as required to be paid herein, any interest due on any Interest Payment Date, any other payments for fees, expenses, or other amount payable hereunder or under any other Loan Document within three (3) Business Days after the same becomes due and payable;

          (c)   Representation or Warranty. Any written representation or warranty by the Company, any Guarantor or any other Subsidiary made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by the Company, any Guarantor, any other Subsidiary, or any Responsible Officer, furnished at any time under this Agreement, or in or under any other Loan Document, is incorrect in any material respect on or as of the date made or deemed made;

          (d)   Specific Defaults. The Company fails to perform or observe any term, covenant or agreement contained in Section 7.3(a), 7.6, 7.12 (in respect of the Marquez Energy Acquisition), 7.13 or 7.15 or in Article VIII;

          (e)   Other Defaults. The Company, any Guarantor or any other Subsidiary fails to perform or observe any other term or covenant contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of 30 days after the earlier of (i) the date upon which a Responsible Officer knew or reasonably should have known of such default or (ii) the date upon which written notice thereof is given to the Company by the Administrative Agent or any Lender;

          (f)    Cross Default. The Company, any Guarantor or any other Subsidiary (i) fails to make any payment of more than $5,000,000 in respect of any Indebtedness or Contingent Obligation when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure; or (ii) fails after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation having an aggregate principal amount of more than $5,000,000 if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; or (iii) any Indebtedness or Contingent Obligation of the Company, any Guarantor or any other Subsidiary in excess of $5,000,000 shall be declared due and payable prior to its stated maturity or cash collateral is demanded in respect of such Contingent Obligation;

          (g)   Insolvency; Voluntary Proceedings. The Company, any Guarantor, Ellwood or any other material Subsidiary (i) generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) commences any Insolvency Proceeding with respect to itself; or (iii) takes any action to effectuate or authorize any of the foregoing;

          (h)   Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against the Company, any Guarantor, Ellwood or any other material Subsidiary, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against all or a substantial part of the Company's, any Guarantor's, Ellwood's or any other material Subsidiary's Properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) the Company, any Guarantor, Ellwood or any other material Subsidiary admits the material allegations of a petition against it in any

  Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) the Company, any Guarantor, Ellwood or any other material Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its Property or business;

          (i)    Monetary Judgments. One or more non-interlocutory judgments, non-interlocutory orders, decrees or arbitration awards is entered against the Company, any Guarantor or any other Subsidiary involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions, of $5,000,000 or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of 30 days after the entry thereof;

          (j)    Change of Control. There occurs any Change of Control;

          (k)   Loss of Permit. Any Governmental Authority revokes or fails to renew any material license, permit or franchise of the Company, any Guarantor or any other Subsidiary, or the Company, any Guarantor or any other Subsidiary for any reason loses any material license, permit or franchise, or the Company, any Guarantor or any other Subsidiary suffers the imposition of any restraining order, escrow, suspension or impound of funds in connection with any proceeding (judicial or administrative) with respect to any material license, permit or franchise and, in each case, such revocation, failure or loss could reasonably be expected to have a Material Adverse Effect; and such default remains unremedied for a period of 30 days after the earlier of (i) the date upon which a Responsible Officer knew or reasonably should have known of such default or (ii) the date upon which written notice thereof is given to the Company by the Administrative Agent or any Lender;

          (l)    Adverse Change. There occurs a Material Adverse Effect;

          (m)  Guaranty Default. A Guaranty is for any reason partially (including with respect to future advances) or wholly revoked or invalidated, or otherwise ceases to be in full force and effect, or such Guarantor or any other Person contests in any manner the validity or enforceability thereof or denies that it has any further liability or obligation thereunder;

          (n)   Enforceability or Perfection of Loan Documents. (i) Any Loan Document shall, at any time after its execution and delivery and for any reason, cease to be in full force and effect or shall be declared to be null and void, the validity or enforceability thereof shall be contested by any Person party thereto (other than the Administrative Agent or any Lender) or any such Person party thereto (other than the Administrative Agent or any Lender) shall deny that it has any or further liability or obligation thereunder, or the Obligations shall be subordinated for any reason (other than by the consent of the Lenders); or (ii) any Lien created under any Loan Document shall fail to constitute a first priority, perfected Lien in a material portion of the Collateral, and such failure shall continue for at least 30 days after the earlier of (A) the date upon which a Responsible Officer knew or reasonably should have known of such default or (B) the date upon which written notice thereof is given to the Company by the Administrative Agent or any Lender;

          (o)   Material Agreements. The Company, any Guarantor or any other Subsidiary fails to duly observe, perform or comply with any agreement with any Person or any term or condition of any instrument, if such agreement or instrument is materially significant to the Company or to the Company and its Subsidiaries on a consolidated basis, and such failure is not remedied within the applicable period of grace (if any) provided in such agreement or instrument; or

          (p)   ERISA. Either (i) any "accumulated funding deficiency" (as defined in Section 412(a) of the Code) in excess of $100,000 exists with respect to any ERISA Plan, whether or not waived by the Secretary of the Treasury or his delegate, or (ii) the Company or any ERISA Affiliate institutes steps to terminate any ERISA Plan and the then current value of such ERISA Plan's benefit liabilities exceeds the then current value of such ERISA Plan's assets available for the payment of such benefit liabilities by more than $100,000.

        9.2   Remedies. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders:

          (a)   declare the Commitment, if any, of each Lender to make Loans and/or participate in Issuances of Letters of Credit to be terminated, and/or declare all or any part of the unpaid principal of the Loans, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents to be immediately due and payable, whereupon the same shall, without presentment, demand, protest, notice of intention to accelerate, notice of acceleration, or any other notice of any kind, all of which are hereby expressly waived by the Company and each Guarantor; and

          (b)   exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law; provided, however, that upon the occurrence of any event specified in Section 9.1(g) or (h) (in the case of clause (i) of Section 9.1(h) upon the expiration of the 60-day period mentioned therein), the obligation of each Lender to make Loans and/or participate in Issuances of Letters of Credit shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent, or any Lender and without presentment, demand, protest, notice of intention to accelerate, notice of acceleration or any other notice of any kind, all of which are hereby expressly waived by the Company and each Guarantor.

        9.3   Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

ARTICLE X
THE ADMINISTRATIVE AGENT

        10.1 Appointment and Authorization; Limitation of Agency.

          (a)   Each Lender hereby irrevocably (subject to Section 10.9) appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. The duties of the Administrative Agent shall be administrative and mechanical in nature; notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Administrative Agent shall not have any duty or responsibility, except those expressly set forth herein, nor shall the Administrative Agent, under any circumstances, have or be deemed to have any fiduciary relationship with any Person, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

          (b)   The Issuing Lender shall have all of the benefits and immunities (i) provided to the Agent in this Article X with respect to any acts taken or omissions suffered by the Issuing Lender in connection with Letters of Credit Issued by it or proposed to be Issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term "Administrative Agent," as used in this Article X, included the Issuing Lender with respect to such acts or omissions, and (ii) as additionally provided in this Agreement with respect to the Issuing Lender.

        10.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects with reasonable care.

        10.3 Liability of Administrative Agent. None of the Administrative Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by the Company, any Guarantor or any Subsidiary or Affiliate of the Company, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness (other than such Administrative Agent-Related Person's own due execution and delivery), genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Company, any Guarantor or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Administrative Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the Properties, books or records of the Company or any of the Company's Subsidiaries or Affiliates.

        10.4 Reliance by Administrative Agent.

          (a)   The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

          (b)   For purposes of determining compliance with the conditions specified in Section 5.1, each Lender that has made available to the Administrative Agent its Pro Rata Share of the initial Credit Extension or subsequent Credit Extension, as the case may be, shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender as a condition precedent to such initial Credit Extension or subsequent Credit Extension, as applicable.

        10.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to Defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". The Administrative Agent will notify the Lenders of its receipt of any such notice. Subject to Section 10.4(a), the Administrative Agent shall take such action with respect to such Default or Event of Default as may be requested by the Lenders in accordance with Article IX; provided, however, that unless and until the Administrative Agent has received any such request, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

        10.6 Credit Decision. Each Lender acknowledges that no Administrative Agent-Related Person has made any representation or warranty to it, and that no act by any Administrative Agent-Related Person hereafter taken, including any review of the affairs of the Company, any Guarantor or their respective Subsidiaries, shall be deemed to constitute any representation or warranty by any Administrative Agent-Related Person to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Administrative Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, Property, financial and other condition and creditworthiness of the Company, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Company hereunder. Each Lender also represents that it will, independently and without reliance upon any Administrative Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, Property, financial and other condition and creditworthiness of the Company. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Administrative Agent, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, Property, financial and other condition or creditworthiness of the Company which may come into the possession of any of the Administrative Agent-Related Persons.

        10.7 Indemnification. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Administrative Agent-Related Persons (to the extent not reimbursed by or on behalf of the Company and without limiting the obligation of the Company to do so), pro rata according to each respective Lender's Pro Rata Share, each Administrative Agent-Related Person from and against any and all Indemnified Liabilities INCLUDING SUCH INDEMNIFIED LIABILITIES AS MAY ARISE OR BE CAUSED BY THE NEGLIGENCE, SOLE, JOINT, CONCURRENT, COMPARATIVE OR OTHERWISE OF SUCH ADMINISTRATIVE AGENT-RELATED PERSONS; provided, however, that no Lender shall be liable for the payment to any Administrative Agent-Related Persons of any portion of such Indemnified Liabilities to the extent the same arise from (i) the gross negligence or willful misconduct of any Administrative Agent-Related Person or (ii) a claim or action asserted by one or more other Administrative Agent-Related Persons. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out of pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Company. The undertaking in this Section 10.7 shall survive the payment of all Obligations hereunder and the resignation or replacement of the Administrative Agent.

        10.8 Administrative Agent in Individual Capacity. Bank of Montreal and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire or underwrite equity or debt securities of and generally engage in any kind of banking, investment banking, trust, financial advisory, underwriting or other business with the Company and its Affiliates as though Bank of Montreal were not the Administrative Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Bank of Montreal or its Affiliates may receive information regarding the Company or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Company or such Affiliate) and acknowledge that the Administrative Agent-Related Persons shall be under no obligation to provide such information to them. With respect to Obligations held by it, Bank of Montreal shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent or the Issuing Lender.

        10.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days' notice to the Lenders. If the Administrative Agent resigns under this Agreement, the Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders. If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders, a successor administrative agent from among the Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term "Administrative Agent" shall mean such successor administrative agent and the retiring Administrative Agent's appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Article X and Sections 11.4 and 11.5 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Lenders appoint a successor administrative agent as provided for above.

        10.10 Withholding Tax.

          (a)   If any Lender is a "foreign corporation, partnership or trust" within the meaning of the Code and such Lender claims exemption from, or a reduction of, U.S. withholding Tax under Sections 1441 or 1442 of the Code, such Lender agrees with and in favor of the Administrative Agent, to deliver to the Administrative Agent:

    (i)
    if such Lender claims an exemption from, or a reduction of, withholding Tax under a United States Tax treaty, properly completed IRS Forms 1001 and W 8 before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Agreement;

    (ii)
    if such Lender claims that interest paid under this Agreement is exempt from United States withholding Tax because it is effectively connected with a United States trade or business of such Lender, two properly completed and executed copies of IRS Form 4224 before the payment of any interest is due in the first taxable year of such Lender and in each succeeding taxable year of such Lender during which interest may be paid under this Agreement, and IRS Form W 9; and

    (iii)
    such other form or forms as may be required under the Code or other laws of the United States as a condition to exemption from, or reduction of, United States withholding Tax.

Such Lender agrees to promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

          (b)   If any Lender claims exemption from, or reduction of, withholding Tax under a United States Tax treaty by providing IRS Form 1001 and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations held by such Lender, such Lender agrees to notify the Administrative Agent of the percentage amount in which it is no longer the beneficial owner of Obligations held by such Lender. To the extent of such percentage amount, the Administrative Agent will treat such Lender's IRS Form 1001 as no longer valid.

          (c)   If any Lender claiming exemption from United States withholding Tax by filing IRS Form 4224 with the Administrative Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations held by such Lender, such Lender agrees to undertake sole responsibility for complying with the withholding Tax requirements imposed by Sections 1441 and 1442 of the Code.

          (d)   If any Lender is entitled to a reduction in the applicable withholding Tax, the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding Tax after taking into account such reduction. If the forms or other documentation required by Section 10.10(a) of this Section are not delivered to the Administrative Agent, then the Administrative Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding Tax.

          (e)   If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding Tax ineffective, or for any other reason) such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including penalties and interest, and including any Taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section 10.10(e), together with all costs and expenses (including Attorney Costs). The obligation of the Lenders under this Section 10.10(e) shall survive the payment of all Obligations and the resignation or replacement of the Administrative Agent.

ARTICLE XI
MISCELLANEOUS

        11.1 Amendments and Waivers. No amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Company, any Guarantor or any applicable Subsidiary therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by the Administrative Agent at the written request of the Required Lenders) and the Company and acknowledged by the Administrative Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given; provided, however, that no such waiver, amendment, modification, termination or consent shall, unless in writing and signed by all the Lenders and the Company and acknowledged by the Administrative Agent, do any of the following:

          (a)   increase or extend the Commitment of any Lender, or increase the maximum amount of Letters of Credit;

          (b)   postpone the final maturity date of any Revolving Credit Loan, or postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder (including any mandatory prepayments thereof or prepayments otherwise required to be made on the Revolving Credit Loans should a Deficiency occur) or under any other Loan Document;

          (c)   reduce the principal of, or the rate of interest specified herein on any Revolving Credit Loan, or (subject to clause (ii) below) any fees or other amounts payable hereunder (including any mandatory prepayments thereof or prepayments otherwise required to be made on the Revolving Credit Loans should a Deficiency occur) or under any other Loan Document;

          (d)   change the Pro Rata Shares or change in any manner the definition of "Required Lenders" or the Lenders required to rescind or annul an acceleration;

          (e)   amend this Section 11.1 or Section 9.1, or any provision of this Agreement which, by its terms, expressly requires the approval or concurrence of all Lenders;

          (f)    release all, substantially all, or any material portion of the Collateral (except for releases in connection with Dispositions which are permitted hereunder or under any Loan Document), or release any Guarantor from any Guaranty; or

          (g)   reduce the amount or postpone the due date of any amount payable in respect of, or extend the required expiration date of, any Letter of Credit, or change in any manner the obligations of the Lenders relating to the purchase of participations in Letters of Credit;

provided further, however, that (i) any amendment, modification, termination or waiver of any of the provisions contained in Article V shall be effective only if evidenced by a writing signed by or on behalf of the Administrative Agent and the Required Lenders, (ii) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Lender in addition to the Required Lenders or all the Lenders, as the case may be, affect the rights or duties of the Issuing Lender under this Agreement or any LC Related Document relating to any Letter of Credit Issued or to be Issued by it, and (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Required Lenders or all the Lenders, as the case may be, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document.

        11.2 Notices.

          (a)   All notices, requests and other communications shall be in writing and mailed, faxed or delivered, to the address or facsimile number specified for notices on the signature pages hereof; or, as directed to the Company or the Administrative Agent, to such other address as shall be designated by such party in a written notice to the other parties, and as directed to any other party, at such other address as shall be designated by such party in a written notice to the Company and the Administrative Agent.

          (b)   All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the U.S. mail, or if delivered, upon delivery; except that notices pursuant to Article II or IX shall not be effective until actually received by the Administrative Agent.

          (c)   Any agreement of the Administrative Agent and the Lenders herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Company. The Administrative Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Company to give such notice and the Administrative Agent and the Lenders shall not have any liability to the Company or other Person on account of any action taken or not taken by the Administrative Agent or the Lenders in reliance upon such telephonic or facsimile notice. The obligation of the Company to repay the Revolving Credit Loans shall not be affected in any way or to any extent by any failure by the Administrative Agent and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent and the Lenders of a confirmation which is at variance with the terms understood by the Administrative Agent and the Lenders to be contained in the telephonic or facsimile notice.

        11.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

        11.4 Costs and Expenses. The Company shall:

          (a)   whether or not the transactions contemplated hereby are consummated, pay or reimburse the Administrative Agent within five Business Days after demand (subject to Section 5.1(d)) for all reasonable costs and expenses incurred by the Administrative Agent or any Affiliate in connection with the development, preparation, delivery, administration and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any Loan Document and any other documents prepared in connection herewith or therewith, the consummation of the transactions contemplated hereby and thereby, and the syndication of the credit facilities provided herein, including Attorney Costs incurred by the Administrative Agent or any Affiliate with respect thereto except such costs and expenses as may be incurred by the assignor Lenders or Assignee under Section 11.8(c); and

          (b)   pay or reimburse the Administrative Agent and each Lender within five Business Days after demand (subject to Subsection 5.1(d)) for all costs and expenses (including Attorney Costs) incurred by each of them in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or any other Loan Document during the existence of an Event of Default or after acceleration of the Loans (including in connection with any "workout" or restructuring regarding the Revolving Credit Loans, and including in any Insolvency Proceeding or appellate proceeding).

        11.5 Indemnity. Whether or not the transactions contemplated hereby are consummated, the Company shall indemnify and hold the Administrative Agent-Related Persons and each Lender and each of their respective Affiliates and its and their respective officers, directors, employees, counsel, agents and attorneys in fact (each, an "Indemnified Person") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans, and the termination, resignation or replacement of the Administrative Agent or replacement of any Lender) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out of this Agreement or the Revolving Credit Loans or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"), WHETHER OR NOT SUCH INDEMNIFIED LIABILITIES ARISE OUT OF OR AS A RESULT OF ANY INDEMNIFIED PARTY'S NEGLIGENCE IN WHOLE OR IN PART, INCLUDING, WITHOUT LIMITATION, THOSE CLAIMS WHICH RESULT FROM THE SOLE, JOINT, CONCURRENT OR COMPARATIVE NEGLIGENCE OF THE INDEMNIFIED PARTY, OR ANY ONE OR MORE OF THEM; provided, however, that the Company shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities to the extent same arise from (i) the gross negligence or willful misconduct of any Indemnified Person or (ii) a claim or action asserted by one or more other Indemnified Persons. The agreements in this Section 11.5 shall survive payment of all other Obligations.

        11.6 Payments Set Aside. To the extent that the Company makes a payment to the Administrative Agent or the Lenders, or the Administrative Agent or the Lenders exercise their right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, debtor-in-

possession, receiver or any other Person, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent or such Lender upon demand its Pro Rata Share of any amount so recovered from or repaid by the Administrative Agent or such Lender.

        11.7 Successors and Assigns. Except for all provisions in Section 11.8, the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent and each Lender.

        11.8 Assignments, Participations, etc.

          (a)   Any Lender may upon written consent of the Administrative Agent and the Company, not to be unreasonably withheld, at any time assign and delegate to one or more Eligible Assignees (provided that no written consent of the Administrative Agent shall be required in connection with any assignment and delegation by any Lender to an Eligible Assignee that is an Affiliate of such Lender and provided further that no written consent of the Company shall be required in connection with any assignment and delegation by any Lender to an Eligible Assignee in the event a Default has occurred and is continuing) (each an "Assignee") all, or any ratable part of all in a minimum commitment amount of at least $5,000,000 or in $1,000,000 increments in excess thereof, of the Revolving Credit Loans, the Commitments, and the other rights and obligations of such Lender hereunder; provided, however, that the Company and the Administrative Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Company and the Administrative Agent by such Lender and the Assignee; (ii) such Lender and its Assignee shall have delivered to the Company and the Administrative Agent an Assignment and Acceptance in the form of Exhibit "E" ("Assignment and Acceptance") together with any Note or Notes subject to such assignment and (iii) the assignor Lender or Assignee has paid to the Administrative Agent a processing fee in the amount of $3,500.00.

          (b)   From and after the date that the Administrative Agent notifies the assignor Lender that it has received an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents.

          (c)   Within five Business Days after its receipt of notice by the Administrative Agent that it has received an executed Assignment and Acceptance and payment of the processing fee, and provided that it consents to such assignment in accordance with Section 11.8(a), the Company shall execute and deliver to the Administrative Agent a new Revolving Credit Note evidencing such Assignee's assigned Revolving Credit Loans and Maximum Loan Amount and, if the assignor Lender has retained a portion of its Revolving Credit Loans and its Commitment, a replacement Revolving Credit Note in the principal amount equal to the Maximum Loan Amount retained by the assignor Lender (such Revolving Credit Note to be in exchange for, but not in payment of, the Revolving Credit Note held by such Lender). Immediately upon each Assignee's making its processing fee payment under the Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Lenders' respective Maximum Loan Amounts and Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitment of the assigning Lender pro tanto.

          (d)   Any Lender may at any time sell to one or more commercial banks or other Persons not Affiliates of the Company (a "Participant") participating interests in any Revolving Credit Loans, the Commitment of that Lender and the other interests of that Lender (the "Originating Lender") hereunder and under the other Loan Documents; provided, however, that (i) the Originating Lender's obligations under this Agreement shall remain unchanged, the Originating Lender shall remain a Lender for all purposes hereof and the other Loan Documents to which such Originating Lender is a party, and the Participant may not become a Lender for purposes hereof or for any other of the Loan Documents, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) the Company and the Administrative Agent shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender's rights and obligations under this Agreement and the other Loan Documents, and (iv) no Lender shall transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment, consent or waiver would require unanimous consent of the Lenders. In the case of any such participation, the Participant shall not have any rights under this Agreement, or any of the other Loan Documents (the Participant's rights against the Originating Lender in respect of such participation being those set forth in the agreement creating or evidencing such participation with such Lender), and all amounts payable by the Company hereunder shall be determined as if such Lender had not sold such participation; except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement.

          (e)   Each Lender agrees to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as "confidential" or "secret" by the Company and provided to it by the Company or any of its Subsidiaries, or by the Administrative Agent on such Company's or Subsidiary's behalf, under or in connection with this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents, except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by such Lender, or (ii) was or becomes available on a non confidential basis from a source other than the Company, provided, however, that such source is not bound by a confidentiality agreement with the Company known to the Lender; provided further, however, that any Lender may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which such Lender is subject or in connection with an examination of such Lender by any such authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable Requirement of Law; (D) to the extent reasonably required in connection with any litigation or proceeding to which the Administrative Agent, any Lender or their respective Affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (F) to such Lender's independent auditors and other professional advisors; (G) to any Affiliate of such Lender, or to any Participant or Assignee, actual or potential, provided that such Affiliate, Participant or Assignee agrees to keep such information confidential to the same extent required of the Lenders hereunder, and (H) as to any

  Lender, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Company is party or is deemed party with such Lender.

          (f)    Notwithstanding any other provision in this Agreement, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement and the Revolving Credit Notes held by it in favor of any Federal Reserve Lender in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR !203.14, and such Federal Reserve Lender may enforce such pledge or security interest in any manner permitted under applicable law.

          (g)   Notwithstanding anything to the contrary in Section 11.8(e) or any other provision of this Agreement or any other Loan Document, any party hereto or thereto (and each employee, representative, or other agent of such party) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and Tax structure of the transactions contemplated herein and therein and all materials of any kind in each case within the meaning of United States Treasury Regulation Section 1.6011-4 (including opinions or other Tax analyses) that are provided to such party relating to such Tax treatment and Tax structure; provided, however, that with respect to any document or similar item that in either case contains information concerning Tax treatment or Tax structure of the transactions contemplated by this Agreement as well as other information, this Section 11.9(f) shall only apply to such portions of the document or similar item that relate to such Tax treatment or Tax structure.

        11.9 Interest.

          (a)   It is the intention of the parties hereto to comply with applicable usury laws, if any; accordingly, notwithstanding any provision to the contrary in this Agreement, the Revolving Credit Notes or in any of the other Loan Documents securing the payment hereof or otherwise relating hereto, in no event shall this Agreement, the Revolving Credit Notes or such other Loan Documents require or permit the payment, taking, reserving, receiving, collection, or charging of any sums constituting interest under applicable laws which exceed the Highest Lawful Rate. If any such excess interest is called for, contracted for, charged, taken, reserved, or received in connection with the Revolving Credit Loans evidenced by the Revolving Credit Notes or in any of the Loan Documents securing the payment thereof or otherwise relating thereto, or in any communication by the Administrative Agent, the Issuing Lender, or the Lenders or any other Person to the Company or any other Person, or in the event all or part of the principal or interest thereof shall be prepaid or accelerated, so that under any of such circumstances or under any other circumstance whatsoever the amount of interest contracted for, charged, taken, reserved, or received on the amount of principal actually outstanding from time to time under the Revolving Credit Notes or any other Loan Document shall exceed the Highest Lawful Rate, then in any such event it is agreed as follows: (i) the provisions of this Section 11.9(a) shall govern and control, (ii) neither any Company nor any other Person now or hereafter liable for the payment of the Revolving Credit Notes shall be obligated to pay the amount of such interest to the extent such interest is in excess of the Highest Lawful Rate, (iii) any such excess which is or has been received notwithstanding this Section 11.9(a) shall be credited against the then unpaid principal balance of the Revolving Credit Notes or, if the Revolving Credit Notes have been or would be paid in full, refunded to the Company, and (iv) the provisions of this Agreement, the Revolving Credit Notes and the other Loan Documents securing the payment thereof and otherwise relating thereto, and any communication to the Company, shall immediately be deemed reformed and such excess interest reduced, without the necessity of executing any other document, to the Highest Lawful Rate as now or hereafter construed by courts having jurisdiction hereof or thereof. Without limiting the foregoing, all calculations of the rate of the interest contracted for, charged, collected, taken, reserved, or received in connection with the Revolving Credit Notes, this Agreement or any other Loan Document which are made for the purpose of determining whether such rate exceeds the Highest Lawful Rate shall be made to the extent permitted by applicable laws by amortizing, prorating, allocating and spreading during the period of the full term of the Revolving Credit Loans, including all prior and subsequent renewals and extensions, all interest at any time contracted for, charged, taken, collected, reserved, or received. The terms of this Section 11.9(a) shall be deemed to be incorporated in every document and communication relating to the Revolving Credit Notes, the Revolving Credit Loans or any other Loan Document.

          (b)   Texas Finance Code, Chapter 346 (formerly Tex. Rev. Civ. Stat., Title 79, Chapter 15), which regulates certain revolving loan accounts and revolving triparty accounts, shall not apply to any revolving loan accounts created under the Revolving Credit Notes, this Agreement or the other Loan Documents or maintained in connection therewith.

          (c)   In the event applicable law provides for an interest ceiling under Chapter 303 of the Texas Finance Code as amended, for that day, the ceiling shall be the "weekly ceiling" as defined in the Texas Finance Code; provided, however, that if any applicable law permits greater interest, the law permitting the greatest interest shall apply. As used in this Section 11.9(c) the term "applicable law" means the laws of the State of Texas or the laws of the United States of America, whichever laws allow the greater interest, as such laws now exist or may be changed or amended or come into effect in the future.

        11.10 Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as any Guarantor may have under applicable law, the Company agrees that in the event a payment shall be made by a Guarantor under a Guaranty in respect of a Credit Extension to the Company, the Company shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment subject to the provisions of the Guaranty executed by such Guarantor. Notwithstanding any provision of this Agreement to the contrary, all rights of the Guarantors under this Section 11.10 and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full of the Obligations, and no payments may be made in respect of such rights of indemnity, contribution or subrogation until all the Obligations have been paid in full and the Commitment shall have expired. No failure on the part of the Company to make the payments required by this Section 11.10 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of the Guarantors with respect to any Guaranty, and each Guarantor shall remain liable for the full amount of the obligation of the Guarantors under each such Guaranty in accordance therewith.

        11.11 Automatic Debits of Fees. With respect to any commitment fee, arrangement fee, Letter of Credit fee or other fee, or any other cost or expense (including Attorney Costs) due and payable to the Administrative Agent under the Loan Documents, the Company hereby irrevocably authorizes the Administrative Agent, after giving reasonable prior notice to the Company, to debit any deposit account of the Company with the Administrative Agent in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such fee or other cost or expense. If there are insufficient funds in such deposit accounts to cover the amount of the fee or other cost or expense then due, such debits will be reversed (in whole or in part, in the Administrative Agent's sole discretion) and such amount not debited shall be deemed to be unpaid. No such debit under this Section 11.11 shall be deemed a set-off.

        11.12 Notification of Addresses, Lending Offices, Etc. Each Lender shall notify the Administrative Agent in writing of any changes in the address to which notices to the Lender should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Administrative Agent shall reasonably request.

        11.13 Counterparts. This Agreement may be executed in any number of separate counterparts, no one of which need be signed by all parties; each of which, when so executed, shall be deemed an original, and all of such counterparts taken together shall be deemed to constitute but one and the same instrument. A fully executed counterpart of this Agreement by facsimile signatures shall be binding upon the parties hereto.

        11.14 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

        11.15 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Company, the Guarantors, the Lenders, the Administrative Agent, the Administrative Agent-Related Persons and the Indemnified Persons, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

        11.16 Governing Law, Jurisdiction.

          (a)   THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF TEXAS AND APPLICABLE FEDERAL LAW; AND THE ADMINISTRATIVE AGENT AND THE LENDERS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

          (b)   THE COMPANY AND EACH OF ITS SUBSIDIARIES PARTY HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT ITS ADDRESS SET FORTH ON THE SIGNATURE PAGES HERETO. SUCH SERVICE TO BECOME EFFECTIVE TEN DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

          (c)   ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF TEXAS OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF TEXAS, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE COMPANY AND THE GUARANTORS CONSENT, FOR THEMSELVES AND IN RESPECT OF THEIR RESPECTIVE PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. THE COMPANY AND THE GUARANTORS IRREVOCABLY WAIVE ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT. THE COMPANY AND THE GUARANTORS WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, AND CONSENT TO THE SERVICE OF PROCESS IN ANY SUCH LEGAL ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THEM AT THEIR ADDRESS FOR NOTICES SET FORTH ON THE SIGNATURE PAGES HEREOF, SUCH SERVICE TO BECOME EFFECTIVE TEN DAYS AFTER SUCH MAILING. NOTHING

  HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

        11.17 Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the Company, the Guarantors, the Lenders and the Administrative Agent, and supersedes all prior or contemporaneous agreements and understandings of such Persons, oral or written, relating to the subject matter hereof and thereof.

        11.18 NO ORAL AGREEMENTS. THIS WRITTEN CREDIT AGREEMENT, TOGETHER WITH THE OTHER WRITTEN LOAN DOCUMENTS EXECUTED IN CONNECTION HEREWITH, REPRESENTS THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

        THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

        11.19 Restatement. This Agreement restates and amends the Original Credit Agreement in its entirety, and all of the terms and provisions hereof shall supersede the terms and conditions thereof. The Company hereby agrees that all accrued and unpaid fees under the Original Credit Agreement shall be deemed to be outstanding under and payable by the Company under this Agreement.

        11.20 WAIVER OF JURY TRIAL, PUNITIVE DAMAGES, ETC. THE COMPANY AND EACH LENDER HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY (A) WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR DIRECTLY OR INDIRECTLY AT ANY TIME ARISING OUT OF, UNDER OR IN CONNECTION WITH THE LOAN DOCUMENTS OR ANY TRANSACTION CONTEMPLATED THEREBY OR ASSOCIATED THEREWITH, BEFORE OR AFTER MATURITY; (B) WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY "SPECIAL DAMAGES", AS DEFINED BELOW, (C) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (D) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 11.20. AS USED IN THIS SECTION, "SPECIAL DAMAGES" INCLUDES ALL SPECIAL, CONSEQUENTIAL, EXEMPLARY, OR PUNITIVE DAMAGES (REGARDLESS OF HOW NAMED), BUT DOES NOT INCLUDE ANY PAYMENTS OR FUNDS WHICH ANY PARTY HERETO HAS EXPRESSLY PROMISED TO PAY OR DELIVER TO ANY OTHER PARTY HERETO.

[THE REMAINDER OF THIS PAGE IS LEFT BLANK]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

COMPANY:
VENOCO, INC.
By:	/s/ TIMOTHY M. MARQUEZ Name: Timothy M. Marquez Title: Chief Executive Officer
GUARANTORS:
WHITTIER PIPELINE CORPORATION
By:	/s/ TIMOTHY M. MARQUEZ Name: Timothy M. Marquez Title: President
BMC, LTD.
By: Venoco, Inc., General Partner
By:	/s/ TIMOTHY M. MARQUEZ Name: Timothy M. Marquez Title: President

217 STATE STREET, INC.
By:	/s/ TIMOTHY M. MARQUEZ Name: Timothy M. Marquez Title: President

Address for Notice: Principal Place of Business and Chief Executive Office:
5464 Carpinteria Ave. Carpinteria, California 93013 Attention: Chief Financial Officer

[Company/Guarantor Signature Page]

ADMINISTRATIVE AGENT AND A LENDER:
BANK OF MONTREAL, acting through its U.S. branches and agencies, including its Chicago, Illinois branch, as Administrative Agent and as a Lender
By:	/s/ JAMES V. DUCOTE Name: James V. Ducote Title: Vice President
Address:	115 South LaSalle Street 11th Floor West Chicago, Illinois 60603
Facsimile No.:	(312) 750-3456
Attention:	Terri Perez-Ford, Specialist
with copy to:
Bank of Montreal Houston Agency 700 Louisiana Street 4400 Bank of America Center Houston, Texas 77002
Facsimile No.:	(713) 223-4007
Attention:	Joseph A. Bliss
Applicable Lending Office for Base Rate Loans and LIBO Rate Loans:
Address:	115 South LaSalle Street, 11th Floor West Chicago, Illinois 60603
Facsimile No.:	(312) 750-3456
Attention:	Terri Perez-Ford, Specialist

[Lender/AA Signature Page]

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CREDIT AGREEMENT Dated as of November 4, 2004 and Amended and Restated as of December 20, 2004 among VENOCO, INC., as Borrower, and 217 STATE STREET, INC., BMC, LTD. and WHITTIER PIPELINE CORPORATION, as Guarantors, and BANK OF MONTREAL, as Administrative Agent, BANK OF MONTREAL and THE OTHER FINANCIAL INSTITUTIONS NOW OR HEREAFTER PARTY HERETO, as Lenders and HARRIS NESBITT CORP., as Arranger